Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW ● SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

Standard Mutual Insurance Company

Springfield, Illinois

Conversion Valuation Appraisal Report

Valued as of September 25, 2015

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW ● SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

September 25, 2015

Board of Directors

Standard Mutual Insurance Company

1028 South Grand Avenue West

Springfield, Illinois 62704

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Standard Mutual Insurance Company (“Standard” or the “Company”), as of September 25, 2015. Standard plans to convert from an Illinois mutual insurance company to a Illinois stock insurance company (the “Conversion”) and issue its capital stock to policyholders, other eligible stakeholders, and/or other investors (including a standby investor or sponsor, if applicable). In conjunction with the Conversion, Standard or the sponsor will offer shares (the “Offering”) of their respective common stock for sale in an amount equal to the estimated pro forma market value of the Company.

In accordance with Section 59.1(6)(f) of the Illinois Insurance Code, the aggregate price of the capital stock shall be equal to the estimated pro forma market value of the converted stock company based upon an independent evaluation by a qualified person. Furthermore, as permitted by Section 59.1(6)(f), the pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares as indicated by the independent evaluation. Pursuant to the requirement in Section 59.1(3)(b)(i)(A), the Appraisal must be filed with the Illinois Department of Insurance.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I.

In preparing the Appraisal, we conducted an analysis of Standard that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited financial statements of the Company as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2013 and 2014 and unaudited financial statements as of and for the six months ended June 30, 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Standard Mutual Insurance Company

September 25, 2015

Page Two

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Standard as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of September 25, 2015 (the “Valuation Date”), the estimated pro forma market value of the Company was within a range (the “Valuation Range”) of $20,400,000 to $27,600,000 with a midpoint of $24,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date for the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Standard Mutual Insurance Company

September 25, 2015

Page Three

Our Appraisal is not intended, and must not be construed to be, a recommendation of any kind as to the advisability of purchasing shares in the Offering. The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, Feldman Financial Advisors, Inc. (“Feldman Financial”) has prepared an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Standard Mutual Insurance Company (“Standard” or the “Company”), as of September 25, 2015 (the “Valuation Date”). Standard plans to convert from an Illinois mutual insurance company to a Illinois stock insurance company (the “Conversion”) and issue its capital stock to policyholders, other eligible stakeholders, and/or other investors (including a standby investor or sponsor, if applicable). In conjunction with the Conversion, Standard or the sponsor will offer shares (the “Offering”) of their respective common stock for sale in an amount equal to the estimated pro forma market value of the Company.

In accordance with Section 59.1(6)(f) of the Illinois Insurance Code, the aggregate price of the capital stock shall be equal to the estimated pro forma market value of the converted stock company based upon an independent evaluation by a qualified person. Furthermore, as permitted by Section 59.1(6)(f), the pro forma market value may be the value that is estimated to be necessary to attract full subscription for the shares as indicated by the independent evaluation.

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and advisory firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I.

In preparing the Appraisal, we conducted an analysis of Standard that included discussions with the Company’s management and an onsite visit to the Company’s headquarters. We reviewed the audited financial statements of the Company as prepared under generally

FELDMAN FINANCIAL ADVISORS, INC.

accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2013 and 2014 and unaudited financial statements as of and for the six months ended June 30, 2015. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

In preparing the Appraisal, we also reviewed and analyzed: (i) financial and operating information with respect to the business, operations, and prospects of Standard as furnished to us by the Company; (ii) publicly available information concerning the Company that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of the Company with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance industry aggregates as provided by industry sources.

The Appraisal is based on the Company’s representation that the information contained in the Application and additional evidence furnished to us by the Company and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Company and its independent auditor, nor did we independently value the assets or liabilities of the Company. The Appraisal considers the Company only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of the Company.

It is our opinion that, as of September 25, 2015 , the estimated pro forma market value of Standard was within a range (the “Valuation Range”) of $20,400,000 to $27,600,000 with a midpoint of $24,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to set the maximum.

FELDMAN FINANCIAL ADVISORS, INC.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of the Company’s pro forma market value.

The Appraisal reflects only the Valuation Range as of the Valuation Date for the estimated pro forma market value of the Company immediately before issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

Our Appraisal is not intended, and must not be construed to be, a recommendation of any kind as to the advisability of purchasing shares in the Offering. The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Company’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of the Company, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF STANDARD

General Overview

Standard is an Illinois-domiciled mutual insurance company that underwrites both personal and commercial lines of property and casualty insurance in Illinois and Indiana. Standard distributes products through 262 independent agents of which approximately 172 are located in Illinois and 90 are in Indiana. The Company is primarily a writer of personal automobile and homeowners policies. Standard is licensed to conduct business in Illinois, Indiana, and Iowa. For the year ended December 31, 2014, approximately 71% of the Company’s total direct premiums written was generated in Illinois and 29% was produced in Indiana. Standard currently writes no policies in Iowa. Approximately 94% of total direct premiums written in 2014 comprised personal automobile and homeowners lines of business.

Standard is headquartered in Springfield, Illinois and had total assets of $67.4 million and total equity of $21.3 million as of June 30, 2015. For the year ended December 31, 2014, Standard generated $48.9 million in direct premiums written and recorded a net loss of $3.4 million. For the six months ended June 30, 2015, Standard reported $24.1 million in direct premiums written and a net loss of $1.4 million. Standard is subject to examination and comprehensive regulation by the Illinois Department of Insurance.

Corporate History

Standard was incorporated and licensed on November 17, 1921, under the laws of the State of Illinois and commenced business on November 21, 1921. The Company was founded by the grandfather of Mark O. Roberts, Jr., the current President and Chief Executive Officer (“CEO”) of the Company. Operations were conducted under the name of Standard Mutual

FELDMAN FINANCIAL ADVISORS, INC.

Casualty Company until March 16, 1956, when the present corporate name was adopted. The operations of the Company have been led by a member of the Roberts family since the Company’s inception. The 94-year family legacy has been a key factor in the development of Standard’s market presence and strong agency relationships.

The Company is not part of a holding company structure. The President of Standard holds a minority interest in Stancorp, Inc. (“Stancorp”), which is owned by members of the Roberts family and trusts for the benefit of member of the Roberts family. Stancorp engages in a number of business activities, many of which are unrelated to Standard but, through subsidiaries, does provide certain services and support activities to Standard. Standard Underwriters Co. (“Standard Underwriters”), a wholly owned subsidiary of Stancorp, provides agency supervision services to Standard. Standard Investment Co. (“Standard Investment”), a wholly owned subsidiary of Stancorp, owns the home office and other fixed assets leased to the Company.

Product Lines and Distribution

Private passenger automobile and homeowners multiple peril constituted $25.6 million (52.4%) and $20.2 million (41.2%), respectively, of Standard’s total direct written premiums of $48.9 million for the year ended December 31, 2014. In both of these product lines, the Company writes three classes of business: ultra, preferred, and standard. The Company’s book of business reflects a broad distribution of risk in Illinois and Indiana. Standard seeks to limit property insurance liability in southern Illinois and southern Indiana to mitigate exposure to weather and earthquake risk. The Company also offers business package policies, workers compensation, and certain other liability and property coverages.

Based on direct premiums written in Illinois, Standard ranked 35th among all insurance companies writing homeowners policies in 2014 with direct premium volume of $13.8 million.

FELDMAN FINANCIAL ADVISORS, INC.

Standard ranked 44th in Illinois based on private passenger automobiles policies with direct premium volume of $8.3 million. The Company ranked 50th in Indiana with homeowners direct premiums written of $6.4 million in 2014, and ranked 64th in Indiana based on private passenger automobile premiums written of $2.8 million. During the period from 2006 to 2010, Standard’s direct premiums written increased by a compound annual growth rate of 4.6% from $43.9 million in 2006 to $52.4 million in 2010. More recently, the Company’s volume of direct premiums written declined at a compound annual rate of 1.7% from $52.4 million in 2010 to $48.9 million in 2014.

The Company’s strategic objectives are focused on the “Main Street” insurance market niche emphasizing long-term, stable personal lines. Standard relies on a distribution network composed of independent agents and attempts to differentiate itself through professionalism, personal service, and long-term agent relationships. In developing its book of business, the Company also emphasizes controlled growth, asset quality, and the ease of conducting business to allow Standard to continue to be more efficient and responsive to its distribution force.

Product offerings at Standard include complete lines of property and casualty insurance that comprise a variety of options. The Company’s products can be divided into four primary categories: personal automobile, homeowners, farm and ranch, and commercial. The personal automobile products feature a three-tiered program option along with a variety of coverage types (including liability, medical payments, physical damage, and uninsured and underinsured motorist). The Company also offers motorcycle and travel trailer insurance coverage.

All of the Company’s homeowners policies include liability coverage for bodily injury and property damage to others. Standard also extends coverage to renters and condominium owners as well as providing coverage for mobile homes, boats, and jet skis. Additionally, the

FELDMAN FINANCIAL ADVISORS, INC.

Company offers personal umbrella policies that provide an extra layer of liability protection. The Company also specializes in providing coverage for small family and hobby farms. The Company’s farm and ranch coverage can extend to other farm structures found on the premises such as barns, silos, bins, garages and other outbuildings.

The Company continues its marketing efforts to expand business in current markets in Illinois and Indiana. Standard’s administrative operations emphasis effective monitoring of exposures and overall enterprise risk management. The Company regularly conducts an ongoing strategic review of its personal lines products with the support of an independent actuary. The Company’s marketing philosophy focuses on the “Main Street” customer niche with no coastal exposure and remote environmental exposure. The Company seeks to limit its property insurance exposure in southern Illinois and southern Indiana in order to mitigate the risk of weather and earthquake related losses. Standard has also begun to explore the expansion of future operations into adjacent states. The Company is currently licensed in Iowa, but has not commenced operations in that state.

Standard has an Agency Supervision Agreement (“ASA”) with Standard Underwriters whereby Standard Underwriters develops and supervises the Company’s independent insurance agency force and develops new independent agents and territories for expansion in the best interest of the Company. As previously noted, the Company is related to Standard Underwriters through common management. Certain executive employees, including the President of the Company, are employed by both Standard and Stancorp (parent company of Standard Underwriters) and their respective compensation and related employee benefits are allocated between the two entities. The ASA provides for annual fees based upon a percent of premiums

FELDMAN FINANCIAL ADVISORS, INC.

written. The Company paid $1.6 million and $1.7 million in such annual fees for the years ended December 31, 2013 and 2014, respectively.

The agents are not licensed individually by the Company; however, producer licenses are required by the states. The Company maintains an up-to-date database of licensed producers. The prospecting and appointment of agencies is carried out by the field marketing staff. Standard performs an active marketing evaluation of its agency distribution channels, including weekly agency advisor field visits and reports, monthly review of regulatory rate filings by competitors, and formulation of an agency counsel along with annual business surveys of agents.

Service to the agents and to the policyholders is provided from the Company’s home office in Springfield, Illinois and through two regional claims service offices located in Oak Brook, Illinois and Indianapolis, Indiana. The Oak Brook office services the northern Illinois area and the Indianapolis office services the entire State of Indiana.

Standard has recently implemented a number of strategic initiatives designed to improve its profitability and risk profile. In 2014, the Company suspended writing mono-line homeowners coverage, adjusted credit score thresholds on all new business, and made actual roof value (versus replacement cost value) endorsements mandatory on all roofs of a certain age. More recently in 2015, the Company implemented rate increases in various lines of product offerings.

The property and casualty (“P&C”) insurance market is characterized by an underwriting cycle in which premiums, profits, and availability of coverage tend to rise and fall with some regularity over time. A cycle begins when insurers tighten their underwriting standards and sharply raise premiums after a period of severe underwriting losses or investment losses. Stricter standards and higher premium rates lead to an increase in profits and accumulation of capital.

FELDMAN FINANCIAL ADVISORS, INC.

The increase in underwriting capacity increases competition, which in turn drives premium rates down and relaxes underwriting standards, thereby causing underwriting losses and setting the stage for the cycle to begin again. The characteristics of a so-called “hard market” cycle generally include higher insurance premiums, more stringent underwriting criteria, reduced capacity, and less competition among insurance carriers. The characteristics of a so-called “soft market” cycle generally include lower insurance premiums, broader coverage, reduced underwriting criteria, increased capacity, and increased competition among insurance carriers. Lower-than-usual catastrophe losses have contributed to overall softening conditions currently underway in the P&C market.

Executive Management

Mark O. Roberts, Jr. is the President and CEO of Standard. He has been employed by Standard since 1969 beginning in marketing, progressing through underwriting, and eventually succeeding his father as President and CEO in 1992. Mr. Roberts is a graduate of the University of Arkansas and received his MBA from the University of Illinois. Mr. Roberts also serves as President and Chairman of Stancorp, Standard Underwriters, and Standard Investment.

James W. Theis is the Chief Financial Officer, Secretary and Treasurer for the Company. He joined the Company in 1992. Previously, he was a partner with McGladrey LLP, a large regional public accounting firm. Mr. Theis is a graduate of the University of Iowa.

William M. Gibbons is the Vice President-Claims Officer of Standard. He joined the Company in 1980. He was employed previously by Hawkeye Insurance, Illinois National, and was a self-employed adjuster.

FELDMAN FINANCIAL ADVISORS, INC.

Martin R. Dempsey is the Vice President-Underwriting for the Company. He joined the Company in 2007. He previously held positions with Swiss Reinsurance Corporation, Employers Reinsurance Corporation, and Guy Carpenter & Company. He is a graduate of Rutgers University.

Reasons for the Conversion

Like most insurance companies, Standard’s premium growth and underwriting results have been, and continue to be, influenced by market conditions. Pricing in the property and casualty insurance industry historically has been cyclical. During a soft market cycle, excess underwriting capacity leads to intense price competition and a market characterized by declining premium volume and relaxed underwriting terms. In a hard market cycle, price competition is less severe. Beginning in 2010, Standard began to suffer net losses and subsequently experienced declining levels of total premium volume. The Company’s loss position stemmed from significant underwriting losses coupled with declining investment income.

Standard currently holds a financial strength rating of B+ (Good) from A.M. Best Company, Inc. (“A.M. Best”). The Company’s financial strength rating was reduced by A.M. Best from B++ (Good) to B+ (Good) effective April 2, 2015. Financial strength ratings are used by producers and customers as a means of assessing the financial strength and quality of insurers. To accomplish the goal of generating material growth in premiums written, Standard recognizes that it must improve its A.M. Best rating. In order to achieve an upgraded rating, the Company believes that it needs to enhance its financial performance to levels satisfactory to A.M. Best, as well as satisfy various other rating requirements.

If Standard is not able to increase its A.M. Best financial strength rating, the Company deems it likely that it will not be able to compete as effectively and its ability to sell insurance

FELDMAN FINANCIAL ADVISORS, INC.

policies could decline. Standard believes the lack of a better rating will put it at a competitive disadvantage in effectively writing higher tiered classes of coverage. An improved rating would permit Standard to compete across the entire market spectrum and contribute to better risk selection opportunities.

Standard continues to have a strong presence in its core markets, longstanding agency distribution relationships, a solid management team, and a committed business inclination toward utilizing best practices in technology and other innovative tools to improve underwriting. Therefore, the primary purpose of the Conversion is to increase the Company’s capital to protect against volatile underwriting results, take advantage of growth opportunities, facilitate improvement in operating efficiencies, support premium growth as the Company pursues its expansion strategy, and improve the outlook for obtaining an increase in its financial strength rating.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Company’s economic and competitive environment, and Standard’s recent financial performance. The discussion is supplemented by the exhibits in the Appendix. Exhibit III-1 displays the Company’s balance sheets as of December 31, 2013 and 2014 and June 30, 2015. Exhibit III-2 presents the Company’s income statements for the years ended December 31, 2013 and 2014 and the six months ended June 30, 2014 and 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning Standard’s financial position as of December 31, 2013 and 2014 and June 30, 2015. Exhibit III-1 presents the Company’s balance sheets as of December 31, 2013 and 2014. The financial data presentation for Standard in the tables below and in Exhibits III-1 to III-3 is based on U.S. generally accepted accounting principles (“GAAP”). Statutory financial data for Standard is included in Exhibit III-4 for a five-year overview of the Company’s operating trends.

Table 1

Selected Financial Condition Data

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30, 2015	December 31,
		2014	2013
Balance Sheet Data
Total assets	$67,365	$68,227	$74,510
Total cash and investments	55,286	53,975	56,536
Reinsurance recoverable	4,391	5,622	9,359
Total policy reserves (1)	18,178	16,773	20,893
Unearned premiums	18,388	18,790	17,645
Total liabilities	46,035	45,418	48,461
Total equity	21,331	22,809	26,049

Total equity / total assets	31.66%	33.43%	34.96%
Cash and investments / total assets	82.07%	79.11%	75.88%
Policy reserves / total assets	26.98%	24.58%	28.04%

(1)	Total policy reserves equal losses and loss adjustment expenses.

Source: Standard, GAAP financial statements; audited year-end 2013 and 2014, unaudited 2015 period.

The Company’s total assets decreased by 8.4% from $74.5 million at December 31, 2013 to $68.2 million at December 31, 2014. The $6.3 million decrease in total assets primarily resulted from the underwriting losses and unprofitable operations sustained in 2014. Standard

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registered a net loss of -$3.4 million for the year ended December 31, 2014. Total cash and investments decreased by $2.5 million from $56.5 million at December 31, 2013 to $54.0 million at December 31, 2014. Reinsurance recoverable declined by $4.8 million from $9.4 million at year-end 2013 to $5.6 million at year-end 2014.

Total liabilities decreased by $2.9 million from $48.5 million at December 31, 2013 to $45.4 million at December 31, 2014. The decrease in total liabilities was caused principally by the decrease in total policy reserves, which was reflective of the timing of claims payments. Total policy reserves decreased by $4.1 million from $20.9 million at December 31, 2013 to $16.8 million at December 31, 2014, while unearned premiums increased by $1.2 million from $17.6 million at year-end 2013 to $18.8 million at year-end 2014.

The Company’s aggregate balance of investment securities and cash amounted to $54.0 million at December 31, 2014 and constituted 79.1% of total assets. The Company’s cash and cash equivalents amounted to $9.1 million and total investments amounted to $44.9 million at December 31, 2014. Exhibit III-3 presents the Company’s investment portfolio as of December 31, 2014. All of the Company’s investment securities are classified as available for sale and carried at fair value, with unrealized gains or losses, net of any income tax effects, included in accumulated other comprehensive income. Standard’s investment objectives include managing a conservative, high quality securities portfolio with an emphasis on: (i) providing an acceptable and stable income stream; (ii) diversification of types and issuers of investments; (iii) assuring sufficient liquidity to meet all anticipated claims and expenses; (iv) asset/liability matching within a short duration; and (v) optimization of after-tax yields within accepted risk levels.

Consistent with its investment policy, Standard’s investment portfolio primarily comprises fixed maturity debt securities. As of December 31, 2014, the estimated fair value of

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Standard’s investments securities was $44.9 million and consisted of $27.5 million of mortgage-backed securities, $12.6 million of corporate securities, $3.0 million of municipal bonds, and $1.8 million of U.S. Treasury securities. The weighted average duration of the securities portfolio was 3.5 years at December 31, 2014 and the weighted average investment quality rating was AA+.

The Company adheres to various investment guidelines and portfolio limitations in managing its securities portfolio. No more than 5% of admitted assets can be invested in any one issuer and the weighted average quality rating of the fixed income portion of the investment portfolio shall be AA- or better. Additionally, the acquisition of any individual securities rated below A must be approved by the Investment Committee or ratified on a case-by-case basis. Convertible securities are permitted as part of the investment allocation to take advantage of selective upside equity market opportunities while limiting the downside exposure to market variability.

In accordance with insurance industry practice, Standard reinsures a portion of its loss exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by the Company are reinsured with other insurance companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences (including catastrophic losses); (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity. Standard ceded to reinsurers $5.6 million and $6.3 million of written premiums for the years ended December 31, 2013 and 2014, respectively. The Company’s reinsurance arrangements are placed with various reinsurers, which carry current A.M. Best ratings ranging from A+ (Superior) to A- (Excellent).

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Standard’s total equity capital has declined in recent years as a result of unprofitable operating results. The Company’s total equity, as measured under GAAP, decreased from $27.3 million at December 31, 2012 to $26.0 million at December 31, 2013 and further to $22.8 million at December 31, 2014. Concurrently, the Company’s ratio of total equity to total assets declined from 35.0% at December 31, 2013 to 34.0% at December 31, 2014. Standard’s policyholders’ surplus as measured on a statutory basis was slightly higher at $24.1 million as of December 31, 2014. The difference in the capital surplus of Standard on a statutory basis, among various other adjustments, was primarily attributable to the inclusion of the surplus note and a portion of the deferred tax asset as part of policyholders’ surplus under statutory accounting practices.

Standard’s total assets declined by 1.3% from $68.2 million at December 31, 2014 to $67.4 million at June 30, 2015 as the Company sustained a net loss of -$1.4 million for the six months ended June 30, 2015. Total cash and investments increased by $1.3 million from $54.0 million at December 31, 2014 to $55.3 million at June 30, 2015. During the first half of 2015, the Company acquired preferred stocks that had an estimated fair value of $755,000 at June 30, 2015. Fixed maturity debt securities were relatively unchanged, amounting to $44.7 million at June 30, 2015 as compared to $44.9 million at December 31, 2014.

Reinsurance recoverable declined by $1.2 million from $5.6 million at December 31, 2014 to $4.4 million at June 30, 2015 and premiums and agents’ balances in course of collection declined by $1.8 million from $4.6 million to $3.8 million. Total policy reserves increased by $1.4 million from $16.8 million at December 31, 2014 to $18.2 million at June 30, 2015. Total equity continued its declining trend, decreasing from $22.8 million or 33.4% of total assets at December 31, 2014 to $21.3 million or 31.7% of total assets at June 30, 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 2 displays Standard’s earnings results and selected operating ratios for the year ended December 31, 2013 and 2014 and the six month ended June 30, 2014 and 2015. Table 3 summarizes the Company’s direct premiums written by product line. Exhibit III-2 displays the Company’s income statements for 2013 and 2014 and the interim six-month periods in 2014 and 2015. Standard’s operating results are influenced by factors affecting the P&C insurance industry in general. The performance of the P&C insurance industry is subject to significant variations due to competition, weather, catastrophic events, regulation, general economic conditions, judicial trends, fluctuations in interest rates, and other factors.

The Company’s premium growth and underwriting results are influenced by market conditions. Pricing in the P&C insurance industry historically has been cyclical with the financial performance of insurers fluctuating from periods of low premium rates and excess underwriting capacity resulting from increased competition (soft market), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (hard market). In addition to the generally softening market conditions, the Company’s recent operating performance has also been impacted by exposure to significant weather related losses.

For the Years Ended December 31, 2014 and 2013

Standard recorded a net loss of -$3.4 million in the year ended December 31, 2014 as compared to a net loss of -$593,000 for the year ended December 31, 2013. The Company experienced significant levels of underwriting losses in 2014 with the underwriting loss widening to -$6.3 million for the year ended December 31, 2014 versus an underwriting loss of -$2.3 million for the year ended December 31, 2013.

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Table 2

Selected Operating Performance Data

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
Income Statement Data
Direct premiums written	$24,126	$23,456	$48,923	$45,923
Net premiums written	21,307	20,652	42,664	40,328

Net premiums earned	$21,705	$20,369	$41,532	$40,145
Interest and dividends	238	502	883	1,072
Net realized gains	472	279	1,137	769
Installment billing charges	238	250	511	521
Other income	68	10	1	3

Total revenue	22,722	21,409	44,064	42,510

Losses and loss adjustment expenses	15,827	17,457	31,565	27,378
Other operating expenses	7,941	7,642	16,237	15,051
Investment expenses	182	175	344	331
Interest on surplus note	89	88	178	180

Total expenses	24,039	25,363	48,324	42,940

Income (loss) before income taxes	(1,317)	(3,954)	(4,260)	(429)
Income tax expense (benefit)	62	(1,003)	(832)	163

Net income (loss)	$(1,379)	$(2,951)	$(3,428)	$(593)

Operating Ratios
Loss ratio (1)	72.92%	85.71%	76.00%	68.20%
Expense ratio (2)	36.58%	37.52%	39.09%	37.49%
Combined ratio (3)	109.50%	123.23%	115.10%	105.69%

(1)	Losses and loss adjustment expenses divided by net premiums earned.
(2)	Underwriting expenses divided by net premiums earned.
(3)	Sum of the loss ratio and the expense ratio.

Source: Standard, GAAP financial statements; audited annual periods and unaudited interim periods.

FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Summary of Direct Premiums Written

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2015

(Dollars in Thousands)

	For the Six Months Ended		For the Years Ended December 31,
	June 30, 2015		2014		2013
	Amount	%	Amount	%	Amount	%

Private passenger auto liability	$7,465	30.94	$14,463	29.56	$13,606	29.63
Auto physical damage	5,816	24.11	11,168	22.83	10,416	22.68
Commercial auto liability	42	0.17	100	0.20	111	0.24

Total auto lines	13,323	55.22	25,732	52.60	24,133	52.55

Homeowners multiple peril	9,298	38.54	20,179	41.25	18,787	40.91
Farmowners multiple peril	320	1.33	596	1.22	591	1.29
Commercial multiple peril	381	1.58	799	1.63	807	1.76

Property and liability combined	9,999	41.45	21,573	44.10	20,185	43.95

Fire	315	1.31	658	1.35	655	1.43
Allied lines	198	0.82	413	0.84	416	0.91
Workers compensation	69	0.29	110	0.22	113	0.25
Inland marine	8	0.03	13	0.03	18	0.04
Other liability - occurrence	215	0.89	423	0.87	402	0.88

Other property/liability lines	804	3.33	1,618	3.31	1,604	3.49

Total direct premiums written	$24,126	100.00	$48,923	100.00	$45,923	100.00

Source: Standard, internal financial data.

Total revenue increased to $44.1 million in 2014, which was $1.6 million or 3.7% greater than the $42.5 million in total revenue reported in 2013. The increased revenue was primarily attributable to a $1.4 million increase in net premiums earned and a $368,000 increase in net realized gains on securities, offset partially by a decrease of $189,000 in interest and dividend income. Total direct premiums written increased by $4.0 million or 6.5% from $45.9 million in 2013 and $48.9% for 2014.

FELDMAN FINANCIAL ADVISORS, INC.

Direct premiums written in Illinois increased by 8.0% from $32.2 million in 2013 to $34.8 million in 2014. Direct premiums written in Indiana increased by 3.1% from $13.7 million in 2013 to $14.1 million in 2014. The distribution by state of direct premiums written for 2013 was 70.2% in Illinois and 29.8% in Indiana. The distribution of direct premiums written for 2014 reflected 71.1% in Illinois and 28.9% in Indiana. Private passenger automobile lines accounted for $25.6 million or 52.4% of direct premiums written in 2014, followed by homeowners multiple peril contributing $20.2 million or 41.2% of direct premiums written. In 2013, private passenger automobile accounted for $24.0 million or 52.3% of direct premiums written and homeowners coverage contributed $18.8 million or 40.9%.

The increase of total direct premiums written in 2014 reversed a downward trend experienced by the Company over the past several years. As indicated above, the increase in premium volume was centered on the private passenger automobile and homeowners lines of business and reflected the ongoing efforts to improve the Company’s book of business, including the implementation of changes in underwriting criteria, program eligibility, and rate changes.

A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%. Table 4 provides additional underwriting performance data for Standard in the years ended December 31, 2013 and 2014 and the six months ended June 30, 2014 and 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Underwriting Performance Data

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
Income Statement Data
Direct premiums written	$24,126	$23,456	$48,923	$45,923

Net premiums earned	$21,705	$20,369	$41,532	$40,145

Losses and loss adjustment expenses	15,827	17,457	31,565	27,378
Other operating expenses	7,941	7,642	16,237	15,051

Total losses and expenses	23,768	25,100	47,803	42,429

Underwriting profit (loss)	$(2,063)	$(4,731)	$(6,270)	$(2,284)

Source: Standard, GAAP financial statements; audited annual periods and unaudited interim periods.

As shown in Table 2, the Company’s overall combined ratio increased from 105.7% in 2013 to 115.1% in 2014. The increase in the Company’s combined ratio was attributable mainly to the higher loss ratio, which primarily reflects the increased level of losses and loss adjustment expenses incurred. The loss ratio expanded from 68.2% in 2013 to 76.0% in 2014. The Company’s underwriting loss expanded from -$2.3 million in 2013 to -$6.3 million in 2014, as reflected in Table 4 above. The unfavorable loss ratio for both calendar years reflected the elevated level of weather related losses. The Company’s expense ratio increased from 37.5% in 2013 to 39.1% in 2014. Other underwriting and insurance operating expenses increased by 7.9% from $15.1 million for the year ended December 31, 2013 to $16.2 million for the year ended December 31, 2014.

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Over the past four years, Standard has experienced unusually increased levels of catastrophe activity in the form of storms. Nine catastrophe events were recorded in 2011 and four in 2012, which resulted in the Company’s highest catastrophe loss year on record in 2011 and third highest catastrophe year on record in 2012. The 2013 calendar year also produced an elevated level of catastrophe activity with seven storm events and four storm events were recorded for 2014, including severe cold weather and extremely low temperatures. In addition to the impact of the weather events, the Company’s underwriting performance has also been challenged by an increase in severity and higher frequency of claims with respect to new business.

The high combined ratios experienced by the Company place additional pressure on investment activity to deliver positive earnings. However, in the current low interest rate environment, investment income has continued to decline. The Company’s interest and dividend income decreased from $1.1 million in 2013 to $883,000 in 2014. The decline in interest and dividend in income was offset partially by an increase in net realized gains on securities sales from $769,000 in 2013 to $1.1 million in 2014. The Company also recognizes income from installment billing charges, which amounted to $511,000 in 2014 versus $521,000 in 2013. The Company pays interest expense on its trust preferred surplus note, which bears a variable rate based on the three-month London Interbank Offered Rate (“LIBOR”) plus 4.15%. Interest paid for the year ended December 31, 2013 and 2014 amounted to $180,000 and $178,000, respectively, reflecting an annualized interest cost of 4.49% in 2013 and 4.45% in 2014.

As a result of its underwriting deficit, Standard reported a pre-tax loss of -$4.3 million in 2014 as compared to a pre-tax loss of -$429,000 for 2013. Due to its loss position, the Company recognized an income tax benefit of $832,000 in 2014. The amount of the income tax

FELDMAN FINANCIAL ADVISORS, INC.

benefit was reduced by a corresponding increase of $650,000 in the valuation allowance on deferred income tax assets. For the year ended December 31, 2013, the Company reported income tax expense of $413,000. Although the Company reported a pre-tax loss in 2013, the effect of the increased valuation allowance on deferred income tax assets resulted in Standard recording income tax expense for the yearly period.

For the Six Months Ended June 30, 2015 and 2014

Standard sustained a net loss of -$1.4 million for the six months ended June 30, 2015 as compared to a net loss of -$3.0 million in the six months ended June 30, 2014. The narrowing of the net loss by $1.6 million was largely attributable to an increase of $1.3 million in net premiums earned and a decrease of $1.6 million in losses and loss adjustment expenses. Direct premiums written increased by $670,000 or 2.9% from $23.5 million in the first half to 2014 to $24.1 million for the first half of 2015 as the Company’s premium volume expanded by $753,000 in the private passenger automobile line. An increase in the in-force number of private passenger automobile policies and stabilization of retention rates contributed to the higher level of private automobile premium volume. For the six months ended June 30, 2015, approximately 72.4% of total direct premiums written was generated in Illinois and the remaining 27.6% from Indiana.

Net premiums earned increased by $1.3 million or 6.6% from $20.4 million in the 2014 interim period to $21.7 million for the 2015 interim period. This increase was offset partially by a decrease of $264,000 in interest and dividend income from $502,000 in the 2014 period to $238,000 in the 2015 period. Net realized gains on securities increased from $279,000 in the 2014 period to $472,000 for the 2015 period. Total revenue increased by $1.3 million or 6.1% from $21.4 million for the six months ended June 30, 2014 to $22.7 million for the six months ended June 30, 2015.

FELDMAN FINANCIAL ADVISORS, INC.

Standard continued to report an underwriting loss through the first half of 2015; however the underwriting deficit declined from -$4.7 million in the 2014 period to -$2.1 million in the 2015 period. The Company’s combined ratio declined from 123.2% in the 2014 period to 109.5% in the 2015 period chiefly due to a decrease in the loss ratio from 85.7% to 72.9%. Losses and loss adjustment expenses declined from $17.5 million in the 2014 period to $15.8 million in the 2015 period. The effects of the severe cold weather on claim frequency in the first half of 2014 was not repeated in the first half of 2015. Consequently, direct incurred losses for collision and property damage for private passenger automobile and fire, wind, hail and water damage for homeowners were substantially lower in the 2015 period. Other operating expenses increased by 3.9% from $7.6 million in the 2014 period to $7.9 million in the 2015 period.

Compared to the prior year-to-date period in 2014, total revenue increased by $1.3 million and total expenses decreased by $1.3 million. As a result, the Company’s pre-tax loss decreased by approximately $2.7 million from -$4.0 million in the first half of 2014 to $1.3 million for the first half of 2015. Standard recorded income tax expense of $62,000 for the six months ended June 30, 2015 versus an income tax benefit of $1.0 million for the corresponding period one year ago. An increase of $512,000 in the valuation allowance on deferred income tax assets had the impact of reversing a potential income tax benefit to an expense for the six months ended June 30, 2015. The Company reported a net loss of -$1.4 million for the six months ended June 30, 2015 as compared to a net loss of -$3.0 million for the prior period one year ago.

FELDMAN FINANCIAL ADVISORS, INC.

Statutory Financial Data Overview

State insurance laws and regulations require Standard to file financial statements with state insurance departments everywhere it does business, and the operations of Standard are subject to examination by those departments. Standard prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. Certain accounting standards differ under statutory accounting practices (“SAP”) as compared to GAAP. For example, premium income is recognized on a pro rata basis over the term covered by the insurance policy, while the related acquisition costs are expensed when incurred under SAP. Under GAAP, both premium income and the related policy acquisition costs are recognized on a pro rata basis over the term of the insurance policy. Therefore, the GAAP operating results and financial data for Standard do not correspond to the SAP presentation.

Exhibit III-4 presents summary statutory financial data for Standard over the five-year period for the years ended December 31, 2010 to 2014. As illustrated, the Company’s premium volumes declined in 2011 through 2013 before rebounding in 2014. Standard incurred underwriting losses in each year from 2010 to 2014. On a statutory basis, Standard registered net losses in each year from 2010 to 2014 except for 2011 when it generated sufficient investment income to offset the underwriting loss and deliver positive earnings. However, net investment income has declined steadily in the sustained low interest rate environment. Consequently, the series of yearly operating deficits resulted in a decline in the Company’s statutory surplus from $29.4 million at December 31, 2009 to $24.1 million at December 31, 2014.

FELDMAN FINANCIAL ADVISORS, INC.

II. INDUSTRY FUNDAMENTALS

Financial Strength Ratings by A.M. Best

A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings that indicate the financial strength of insurance companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned financial strength rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. A.M. Best’s ratings scale is comprised of 15 individual ratings grouped into 9 categories (excluding suspended ratings).

A.M. Best currently assigns a financial strength rating of B+ (Good) to Standard, effective April 2, 2015. This rating is the sixth highest of 15 ratings and the category of “Good” represents the third highest of nine categories. Insurance companies rated B+ are considered by A.M. Best to have “a good ability to meet their ongoing obligations to policyholders.” The recent rating for Standard represented a downgrade from the B++ (Good) rating that was affirmed previously on March 11, 2014. A.M. Best also downgraded the issuer credit rating of Standard from “bbb” to “bbb-” as of April 2, 2015. A.M. Best assigned a negative outlook for both ratings.

In its recent ratings commentary on Standard, A.M. Best indicated that the downgraded rating results reflected the declining trend in the Company’s risk-adjusted capitalization as a consequence of continuing operating losses. A.M. Best cited Standard’s recent underwriting loss history, elevated expense structure, and geographic concentration as negative factors. A.M. Best noted that weather-related events have contributed to the Company’s underwriting losses.

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A.M. Best expressed concern that Standard’s underwriting results may be slow to improve given the uncertain impact on the Company’s profitability of recent management initiatives over the intermediate term. In the prior review of Standard, A.M. Best noted that the Company had implemented substantial homeowners rate adjustments, updated its private passenger automobile rating plan and its homeowners insurance-to-value programs, terminated poor performing agencies, and increased the use of insurance scoring.

Positive operating characteristics of Standard cited by A.M. Best included the Company’s solid risk-adjusted capitalization, longstanding market presence, strong agency relationships, and sturdy liquidity position. The solid capital position was reflective of the Company’s moderate underwriting leverage, conservative investment risk profile, and consistently favorable loss reserve development. However, the Company’s underwriting losses have remained significant and were attributed to numerous storms and increased frequency of major fire and liability losses in its homeowners line of business and of liability and physical damage losses in its private passenger automobile line. A.M. Best also underscored the Company’s above-average underwriting expense ratios, which has been driven by investments in technology and an above-average commission expense ratio due to the reliance upon the independent agency network. A.M. Best did indicate that in recent months prior to its current rating assessment, the Company began to report improved underwriting results as Standard’s management initiatives are starting to gain traction along with the occurrence of more favorable weather conditions.

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Industry Performance and Investment Outlook

The property and casualty segment of the insurance industry provides protection from risk into two basic areas. In general, property insurance protects an insured against financial loss arising out of loss of property or its use caused by an insured peril. Casualty insurance protects the insured against financial loss arising out of the insured’s obligation to others for loss or damage to persons, including, with respect to workers compensation insurance, persons who are employees, or property. There are approximately 3,000 companies providing property and casualty insurance coverage in the United States. About 100 of these companies provide the majority of the property and casualty coverage. State Farm and Allstate are among the nation’s largest insurers in the personal lines category and are both active in Illinois and Indiana.

Historically, the financial performance of the P&C insurance industry has tended to fluctuate in cyclical periods of aggressive price competition and excess underwriting capacity (known as a soft market), followed often by periods of high premium rates and shortages of underwriting capacity (or a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. During soft market conditions, premium rates are stable or falling and insurance coverage is readily available. During periods of hard market conditions, coverage may be more difficult to find and insurers increase premiums or exit unprofitable areas of business. Following several years of heavy catastrophe losses in 2011-2012, industry premium rates have firmed and the rebounding economy has helped spur the demand for insurance.

According to the Insurance Services Office Inc. (“ISO”), the P&C industry experienced net written premium growth of 2.9% in 2011, 3.4% in 2012, and 4.4% in 2013, evidencing an

FELDMAN FINANCIAL ADVISORS, INC.

improving insurance pricing environment. The industry’s largest sector, personal lines, accounted for approximately 42% of the total industry premium volume in 2013. The commercial lines sector accounted for approximately 35% of the total industry written premiums with balanced lines underwriters, who write a combination of personal and commercial lines coverage, accounting for the remaining 23%.

Underwriting results were unprofitable for the U.S. property and casualty insurance industry from 2008 to 2012, but turned positive in 2013 as the industry’s combined ratio improved from 102.9% in 2012 to 96.2% in 2013 and incurred losses declined by 6.6% to $259.3 billion in 2013 from $277.7 billion in 2012. The industry’s loss ratio improved from 74.2% in 2012 to 67.3% in 2014, and the expense ratio held steady at 28.2% for both periods. While a drop in catastrophe losses affected results for many industry participants, some broad-based improvements in a number of lines of coverage also drove the improved operating results.

Net investment income is an important revenue source for P&C insurers, historically accounting for 15%-20% of total revenues. For most insurers, cash flows available for investment have stabilized although persistently low investment yields continue to pressure investment income results. Net realized investment gains have increased in recent years on the heels of surging securities market valuations.

United States P&C insurers experienced continued profitability in 2014 but with declining results. Net written premium growth slowed slightly from 4.4% in 2013 to 4.1% in 2014 and the industry’s combined ratio increased from 96.2% in 2013 to 97.0% in 2014. The P&C industry’s profitability, premium growth, and underwriting ratios all performed better in 2014 than long-term historical averages due largely to moderate catastrophe losses and continued reserve release. However, the industry’s earnings declined by 12.5% in 2014 and the return on

FELDMAN FINANCIAL ADVISORS, INC.

equity fell to 8.2% in 2014 from 9.8% in 2013. It is clear that combined ratios must be lower in the current suppressed investment environment in order for P&C insurers to generate competitive returns.

Standard & Poor’s (“S&P”) fundamental outlook for the P&C insurance industry is currently positive. Although S&P expects a more competitive pricing environment to impact the degree to which insurers are able to raise rates, it anticipates that the overall operating climate for the P&C industry will remain stable. S&P notes that the degree to which demand for certain types of insurance products, particularly those in the commercial lines area, increases will depend on the health of the broader economy in the United States and globally. Reserve releases are expected to taper off gradually, but will continue to benefit the bottom line and combined ratio through at least 2016. The industry’s strong capital position suggests insurers are in a good position to increase risk appetite, repurchase shares, and pursue acquisitions. In addition to the excess capital in the industry, merger and acquisition activity has also been stimulated by a drive for growth in response to slow top-line (premium) growth and curtailed earnings expansion and a desire to realize economies of scale. Acquiring companies are also motivated by low interest rates that facilitate attractive debt financing for merger transactions.

Within the P&C industry, there has been approximately a 50%-50% split for many years between personal and commercial lines based on direct premiums written with the personal category dominated by private passenger automobile coverage followed by homeowners policies. The private passenger automobile underwriting performance has exhibited remarkable stability while the homeowners performance is impacted by catastrophic losses and accordingly reflects extreme regional variation.

FELDMAN FINANCIAL ADVISORS, INC.

III. COMPARISONS WITH PUBLICLY TRADED COMPANIES

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of Standard because: (i) reliable market and financial data are readily available for comparable institutions, and (ii) the comparative market method has been widely accepted as a valuation approach by the applicable regulatory authorities. The generally employed valuation method in initial public offerings (“IPOs”), where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in an insurance company stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a mutual-to-stock conversion offering. In Chapter III, our valuation analysis focuses on the selection and comparison of the Company with a comparable group of publicly traded insurance companies (the “Comparative Group”). Chapter IV will detail any additional discounts or premiums that we believe are appropriate to the Company’s pro forma market value.

We considered other conventional valuation methodologies in the course of determining the Company’s estimated pro forma market value. Various income approaches include a capitalization of earnings and a discounted cash flow analysis and reflect the economic principle that the value of a subject investment, or subject business interest, is the present value of the

FELDMAN FINANCIAL ADVISORS, INC.

economic income expected to be generated by the investment. The income capitalization approach relies on either a single period or multiple periods considered to be representative of recurring benefits, which are capitalized by a capitalization rate chosen from comparable companies or from risk-adjusted rates of return required by investors in a particular line of business. When multiple periods are used, income is estimated for several future periods. This income is discounted to the present time period, with or without a terminal value, depending upon the circumstances of the particular company.

Due to the unpredictable nature of earnings in the P&C industry, primarily because of potential catastrophic events, and the absence of supportable income projections, we did not utilize an income approach. Additionally, Standard has reported a trend of uneven and unprofitable operating results in recent years. Furthermore, a large number of publicly traded insurance companies are represented in the stock market, are widely followed by analysts and investors, and are traded actively. The trading characteristics of these public companies allow analysts and investors to gain and apply knowledge about the comparative fundamentals of these companies as they relate to financial performance and market valuations.

Asset-based valuation approaches may be either on a going concern, orderly disposition, or forced liquidation basis. Going concern asset-based valuations are often used in the case of companies that hold readily marketable assets such as an investment company. Standard holds assets for the purpose of producing income to support its insurance operations. While a portion of Standard’s assets are readily marketable, its primary business is not investment in assets for resale. Financial service companies are rarely valued on the basis of their assets at liquidation value or the disposal of individual assets or groups of assets. While the stock market may use a concept of “book value” as a pricing benchmark, few investors recognize the overall value of a

FELDMAN FINANCIAL ADVISORS, INC.

financial service company as being its net book value at any point in time because of the significant differences in composition of balance sheet assets and liabilities and risks associated with business, market, credit, and interest rate factors that the concept of simple “book value” does not fully recognize. For an insurance company such as Standard, the asset-based approach could lead to valuation conclusions that do not fully take into account the enterprise as a whole and the accompanying intangible benefits or risk factors related to the business franchise. Therefore, we have elected not to utilize this approach and have concentrated on the comparative market approach.

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Selection Criteria

Selected market price and financial performance data for insurance companies listed on the New York and NYSE MKT Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit IV as compiled from data obtained from SNL Financial LC (“SNL Financial”), a leading provider of financial and market data focused on financial services industries, including banks and insurance companies. The overall insurance industry is differentiated by SNL Financial into six market segments: (i) life and health, (ii) managed care, (iii) mortgage and financial guaranty, (iv) multi-line, (v) property and casualty, and (vi) title. For purposes of this selection screening, we focused exclusively on publicly traded insurance companies in the property and casualty segment (“Public P&C Insurance Group”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded insurance companies.

•	Operating characteristics – A company’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the selection process companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions.

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In determining the Comparative Group composition, we focused primarily on Standard’s size, market segment, and product lines. Attempting to concentrate on the Company’s financial characteristics and enlarge the Comparative Group to obtain a meaningful statistical cluster of companies, we broadened the size range criterion to encompass a statistically significant number of companies. In addition, due to the ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or several members are subsequently subject to acquisition as we update this Appraisal prior to completion of the Company’s Conversion.

Of the 49 companies composing the Public P&C Insurance Group as of September 25, 2015, there were only six companies with total assets less than $200 million and no companies with assets less than Standard’s total assets of $67.4 million. The median asset size of the Public P&C Insurance Group was $3.8 billion and the average size was even larger at $34.8 billion, skewed by behemoth companies such as Berkshire Hathaway and American International Group with total assets each exceeding $500 billion. We applied the following selection criteria and focused principally on companies concentrated in the lower quartile of the Public P&C Insurance Group based on asset size:

•	Publicly traded – stock-form insurance company whose shares are traded on New York Stock Exchange, NYSE MKT, or NASDAQ Stock Market.

•	Market segment – insurance companies whose primary market segment is listed as property and casualty by SNL Financial.

•	Current financial data – publicly reported financial data on a GAAP basis for the last twelve months (“LTM”) ended June 30, 2015.

•	Asset size – total assets less than $2 billion.

•	Insurance product lines – companies providing automobile and homeowners policy lines of coverage were accorded additional consideration for inclusion.

FELDMAN FINANCIAL ADVISORS, INC.

As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded insurance companies for valuation purposes. Twenty public companies met all of the criteria outlined on the previous page. We included in the Comparative Group all of the companies with assets under $200 million except for Trupanion, Inc., which provides medical insurance plans for cats and dogs, and Conifer Holdings, Inc., which completed its IPO in August 2015 and has not yet reported financial performance data reflecting its capital infusion. Within the collection of 14 companies among the Public P&C Insurance Group with assets between $200 million and $2 billion, we selected nine companies for inclusion that SNL Financial listed as containing automobile or homeowners coverage among their product lines.

A general operating summary of the 13 companies selected for the Comparative Group is presented in Table 5. In focusing on smaller publicly traded companies, the Comparative Group includes a total of six companies with total assets less than $500 million and four below $200 million (1347 Property Insurance Holdings, Kingstone Companies, National Security Group, and Unico American Corporation). In addition, three of the Comparative Group companies are based in the Midwest region (Atlas Financial Holdings in Illinois, Baldwin & Lyons in Indiana, and EMC Insurance Group in Iowa), similar to Standard. Two Comparative Group companies completed their IPOs within the past five years, specifically 1347 Property Insurance Holdings in March 2014 and Atlas Financial Holdings in March 2010. While no single company constitutes a perfect comparable and differences inevitably exist between the Company and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes. Summary operating profiles of the publicly traded insurance companies selected for the Comparative Group are presented in the next section beginning on pages 37 to 44.

FELDMAN FINANCIAL ADVISORS, INC.

Table 5

General Operating Summary of the Comparative Group

As of June 30, 2015

	State	Ticker	Exchange	IPO Date	Total Assets ($mil.)	Total Equity ($mil.)	Total Equity/ Assets(%)

Standard Mutual Insurance Company	IL	NA	NA	NA	67.4	21.3	31.66

Comparative Group Median	NA	NA	NA	NA	601.1	231.4	31.58
Comparative Group Mean	NA	NA	NA	NA	821.4	253.8	34.66

Comparative Group
1347 Property Insurance Holdings	FL	PIH	NASDAQ	03/31/14	80.4	48.6	60.40
Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	03/18/10	383.5	121.1	31.58
Baldwin & Lyons, Inc.	IN	BWINB	NASDAQ	NA	1,125.5	405.3	36.01
Donegal Group Inc.	PA	DGICA	NASDAQ	NA	1,519.4	437.1	28.77
EMC Insurance Group Inc.	IA	EMCI	NASDAQ	02/04/82	1,520.1	515.4	33.91
Federated National Holding Co.	FL	FNHC	NASDAQ	11/05/98	601.1	231.4	38.50
First Acceptance Corporation	TN	FAC	NYSE	NA	387.0	106.8	27.59
Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	NA	1,041.9	262.3	25.18
Kingstone Companies, Inc.	NY	KINS	NASDAQ	NA	142.5	42.0	29.50
National Interstate Corporation	OH	NATL	NASDAQ	01/28/05	1,869.4	367.7	19.67
National Security Group, Inc.	AL	NSEC	NASDAQ	NA	146.5	43.6	29.78
Safety Insurance Group, Inc.	MA	SAFT	NASDAQ	11/21/02	1,724.6	646.3	37.48
Unico American Corporation	CA	UNAM	NASDAQ	NA	137.0	71.5	52.21

Source: Standard; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Profiles of the Comparative Group Companies

1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) – Tampa, Florida

1347 Property Insurance Holdings, Inc. (“1347 Property”) was incorporated in October 2012 and holds all of the capital stock of Maison Insurance Company (“Maison”) and Maison Managers Inc. (“MMI”). In March 2014, 1347 Property completed an IPO of its common stock. Prior to March 2014, 1347 Property was a wholly owned subsidiary of Kingsway America Inc. Through Maison, 1347 Property provides property and casualty insurance to individuals in Louisiana. Maison’s insurance product offerings currently include homeowners, manufactured home, and dwelling fire insurance. Maison writes both full peril property policies as well as wind/hail only exposures. Maison distributes its policies through independent insurance agents. MMI serves as 1347 Property’s services subsidiary, known as a managing general agency. MMI is responsible for marketing programs and other management services. 1347 Property plans, either organically or through acquisition, to expand into other coastal states that fit its selection criteria and when timing is appropriate. It intends to focus on those areas where industry leaders are seeking to decrease coastal risk exposure and locations where its management has experience in managing wind-risk and independent and captive agent contacts. Within Louisiana, 1347 Property seeks to take advantage of market opportunities presented by the planned shrinkage of a state-run program that operates as an insurer of last resort. 1347 Property is not currently rated by A.M. Best. As of June 30, 2015, 1347 Property had total assets of $80.4 million, total policy reserves of $21.7 million, total equity of $48.6 million, LTM total revenue of $22.8 million, and LTM net loss of -$822,000.

Atlas Financial Holdings, Inc. (NASDAQ: AFH) – Elk Grove Village, Illinois

Atlas Financial Holdings, Inc. (“Atlas Financial”) is a financial services holding company whose core business is the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector, which is carried out through its insurance subsidiaries, American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”), and Gateway Insurance Company (“Gateway”). This insurance sector includes taxicabs, non-emergency para-transit, limousine, livery, and business auto. Atlas Financial was originally formed in 2009 and completed a reverse merger in 2010 wherein American Service and American Country were sold to Atlas Financial by Kingsway America Inc. American Country commenced operations in 1979. In 1983, American Service was established as a non-standard personal and commercial auto insurer writing business in the Chicago, Illinois area. Gateway was acquired in 2013 and provides specialized commercial automobile insurance to niche markets such as taxi, black car, and sedan service. In March 2015, Atlas Financial completed the acquisition of Global Liberty Insurance Company of New York, whose primary business focus is the for-hire-livery vehicle market in the New York metropolitan area. The principal insurance company subsidiaries of Atlas Financial carry a current financial strength rating from A.M. Best of B (Fair) with a stable outlook. As of June 30, 2015, Atlas Financial had total assets of $383.5 million, total policy reserves of $220.1 million, total equity of $121.1 million, LTM total revenue of $125.3 million, and LTM net income of $19.0 million.

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Baldwin & Lyons, Inc. (NASDAQ: BWINB) – Indianapolis, Indiana

Through its subsidiaries, Baldwin & Lyons, Inc. (“Baldwin & Lyons”) engages in marketing and underwriting property and casualty insurance and the assumption of property and casualty reinsurance. Subsidiaries of Baldwin & Lyons include Protective Insurance Company, Protective Specialty Insurance Company, Sagamore Insurance Company, Baldwin & Lyons Brokerage Services, Inc., and Baldwin & Lyons Insurance, Ltd. Baldwin & Lyons provides coverage for larger companies in the motor carrier industry that retain substantial amounts of self-insurance, for independent contractors utilized by trucking companies, for medium-sized and small trucking companies on a first dollar or small deductible basis, and for public livery concerns, principally covering fleets of commercial buses. The principal types of fleet transportation insurance marketed by Baldwin & Lyons are commercial motor vehicle liability, physical damage and other liability insurance; workers compensation insurance; specialized accident insurance for independent contractors; non-trucking motor vehicle liability insurance for independent contractors; fidelity and surety bonds; inland marine consisting principally of cargo insurance; and captive insurance company products that are provided through a subsidiary in Bermuda The capital structure of Baldwin & Lyons includes Class A and Class B common stock. The Class A and Class B shares have identical rights and privileges except that Class B shares have no voting rights. Protective Insurance Company carries a current financial strength rating of A+ (Superior) from A.M. Best with a stable outlook. As of June 30, 2015, Baldwin & Lyons had total assets of $1.1 billion, total policy reserves of $541.3 million, total equity of $405.3 million, LTM total revenue of $288.6 million, and LTM net income of $26.0 million.

Donegal Group, Inc. (NASDAQ: DGICA) – Marietta, Pennsylvania

Donegal Group, Inc. (“Donegal Group”) is as an insurance holding company whose insurance subsidiaries offer personal and commercial lines of property and casualty insurance to businesses and individuals in 21 Mid-Atlantic, Midwestern, New England, and Southern states. Donegal Group owns insurance subsidiaries domiciled in the states of Iowa, Maryland, Michigan, Pennsylvania, Virginia and Wisconsin. For the year ended December 31, 2014, Donegal Group’s direct premiums were generated primarily in the states of Pennsylvania (36.9%), Michigan (16.9%), Virginia (8.8%), Maryland (8.5%), and Delaware (5.8%). Donegal Group’s insurance subsidiaries derive a substantial portion of their insurance business from smaller to mid-sized regional communities. Donegal Group believes this focus provides its insurance subsidiaries with competitive advantages in terms of local market knowledge, marketing, underwriting, claims servicing, and policyholder service. At the same time, Donegal Group believes its insurance subsidiaries have cost advantages over many smaller regional insurers that result from economies of scale they realize through centralized accounting, administrative, data processing, investment, and other services. Donegal Group has been an active consolidator of smaller “Main Street” property and casualty insurance companies. The personal lines products offered by Donegal Group consist primarily of homeowners and private passenger automobile policies, while the commercial lines products consist primarily of commercial automobile, commercial multi-peril, and workers compensation policies. Donegal Group was formed in 1986 as a downstream holding company by Donegal Mutual Insurance Company, which currently holds approximately 65% of the aggregate voting power of both classes of Donegal Group’s common stock. Donegal Group’s insurance subsidiaries carry current

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financial strength ratings of A (Excellent) from A.M. Best with a stable outlook. As of June 30, 2015, Donegal Group had total assets of $1.5 billion, total policy reserves of $1.0 billion, total equity of $437.1 million, LTM total revenue of $613.5 million, and LTM net income of $26.6 million.

EMC Insurance Group Inc. (NASDAQ: EMCI) – Des Moines, Iowa

EMC Insurance Group Inc. (“EMC Insurance”) is an insurance holding company that was incorporated in Iowa in 1974 by Employers Mutual Casualty Company (“Employers Mutual”) and became a public company in 1982 following the initial public offering of its common stock. EMC Insurance is approximately 58% owned by Employers Mutual, a multiple-line property and casualty insurance company organized as an Iowa mutual insurance company in 1911 that is licensed in all 50 states and the District of Columbia. EMC Insurance conducts operations in property and casualty insurance and reinsurance through its subsidiaries. EMC Insurance primarily focuses on the sale of commercial lines of property and casualty insurance to small and medium-sized businesses. These products are sold through independent insurance agents who are supported by a decentralized network of branch offices. Although EMC Insurance actively markets its insurance products in 40 states, the majority of its business is marketed and generated in the Midwest. EMC Insurance conducts its operations through the following subsidiaries: EMCASCO Insurance Company, Illinois EMCASCO Insurance Company and Dakota Fire Insurance Company, and its reinsurance operations through its subsidiary, EMC Reinsurance Company. The primary sources of revenue for EMC Insurance are generated from the following commercial lines of business: property, automobile, workers compensation, and liability. EMC Insurance’s property and casualty insurance companies carry financial strength ratings from A.M. Best of A (Excellent) with a stable outlook. As of June 30, 2015, EMC Insurance had total assets of $1.5 billion, total policy reserves of $922.2 million, total equity of $515.4 million, LTM total revenue of $610.6 million, and LTM net income of $47.5 million.

Federated National Holding Company (NASAQ: FNHC) – Sunrise, Florida

Federated National Holding Company (“Federated National”), formerly known as 21st Century Holding Company, is an insurance holding company that engages in the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with its independent agents and general agents. Federated National is authorized to underwrite, and/or place through its owned subsidiaries, homeowners multi-peril, commercial general liability, federal flood, personal automobile, and various other lines of insurance in Florida and various other states. Federated National markets and distributes its own and third-party insurers’ products and its other services through a network of independent agents. Its principal insurance subsidiary is Federated National Insurance Company (“FNIC”). Through contractual relationships with a network of approximately 3,600 independent agents, of which approximately 1,800 actively sell and service its products, FNIC is authorized to underwrite homeowners, commercial general liability, fire, allied lines, and personal and commercial automobile insurance in Florida. FNIC is licensed as an admitted carrier in Alabama, Louisiana, Georgia, and Texas and underwrites commercial general liability insurance in those states, homeowners insurance in Louisiana and personal automobile insurance in Georgia and Texas. During 2014, 91.4%, 3.3%, 3.3% and 2.0% of the premiums it underwrote were for homeowners,

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commercial general liability, personal automobile, and federal flood insurance, respectively. Although the homeowners policyholders of FNIC are disbursed throughout Florida, substantially all of them are located in Florida. FNIC is not currently rated by A.M. Best. As of June 30, 2015, Federated National had total assets of $601.1 million, total policy reserves of $332.2 million, total equity of $231.4 million, LTM total revenue of $205.7 million, and LTM net income of $37.9 million.

First Acceptance Corporation (NYSE: FAC) – Nashville, Tennessee

First Acceptance Corporation (“First Acceptance”) is a retailer, servicer, and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. First Acceptance currently writes non-standard personal automobile insurance in 12 states and is licensed as an insurer in 13 additional states. First Acceptance owns and operates three insurance company subsidiaries: First Acceptance Insurance Company, Inc., First Acceptance Insurance Company of Georgia, Inc., and First Acceptance Insurance Company of Tennessee, Inc. First Acceptance is a vertically integrated business and believes that its business model allows it to identify and satisfy the needs of its target customers and eliminates many of the inefficiencies associated with a non-integrated automobile insurance model. First Acceptance operates over 350 retail locations, staffed with employee-agents. The employee-agents primarily sell non-standard personal automobile insurance products underwritten by First Acceptance as well as certain commissionable ancillary products. In most states, First Acceptance’s employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by First Acceptance. In addition to its retail locations, First Acceptance is able to complete the entire sales process over the telephone via its call center or through the internet via its consumer-based website or mobile platform. The principal operating subsidiaries of First Acceptance carry current financial strength ratings from A.M. Best of B (Fair) with a stable outlook. As of June 30, 2015, First Acceptance had total assets of $387.0 million, total policy reserves of $191.4 million, total equity of $106.8 million, LTM total revenue of $289.3 million, and LTM net income of $24.9 million.

Hallmark Financial Services, Inc. (NASDAQ: HALL) – Fort Worth, Texas

Hallmark Financial Services, Inc. (“Hallmark Financial”) is a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. Hallmark Financial offers standard commercial insurance, specialty commercial insurance, and personal insurance in selected market subcategories that are characteristically low-severity and predominately short-tailed risks. Hallmark Financial markets, distributes, underwrites and services property and casualty insurance products primarily through five business units, each of which has a specific focus. The standard commercial P&C business unit primarily handles standard commercial insurance and occupational accident insurance. The workers compensation business unit specializes in small and middle-market workers compensation business. The excess and surplus commercial business unit handles primarily commercial insurance products and services in the excess and surplus lines market. The select business unit offers (i) general aviation insurance products and services, (ii) low and middle market commercial umbrella and excess liability insurance, (iii) medical professional liability insurance products and services, and (iv) satellite launch insurance products. The personal lines business unit focuses on non-standard

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personal automobile insurance and complementary personal insurance products and services. Hallmark Financial’s business is geographically concentrated in the South Central and Northwest regions of the United States, except for its general aviation business, which is written on a national basis. Hallmark Financial’s insurance subsidiaries carry current financial strength ratings of A- (Excellent) with a negative outlook. As of June 30, 2015, Hallmark Financial had total assets of $1.0 billion, total policy reserves of $657.6 million, total equity of $262.3 million, LTM total revenue of $358.1 million, and LTM net income of $18.9 million.

Kingstone Companies, Inc. (NASDAQ: KINS) – Kingston, New York

Kingstone Companies, Inc. (“Kingstone”) offers property and casualty insurance products to small businesses and individuals in the State of New York through its wholly owned subsidiary, Kingstone Insurance Company (“KICO”). KICO is a licensed property and casualty insurance company in New York. KICO also has obtained a license to write property and casualty insurance in Pennsylvania; however, KICO has only nominally commenced writing business in Pennsylvania. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone’s largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, condominium, renters, mechanical breakdown, service line, and personal umbrella policies. Commercial liability is another product line through the offering of business owners policies that consist primarily of small business retail risks without a residential exposure. Commercial automobile represents a third product line as Kingstone provides physical damage and liability coverage for light vehicles owned by small contractors and artisans. Personal lines, commercial liability, and commercial automobile policies accounted for 74.5%, 14.4%, and 4.0% of gross written premiums for the year ended December 31, 2014. Kingstone also writes for-hire vehicle physical damage only policies for livery and car service vehicles and taxicabs as well as canine legal liability policies. These other product lines accounted for 6.9% of gross written premiums in the year ended December 31, 2014. Kingstone’s financial strength rating from A.M. Best is B++ (Good) with a positive outlook. As of June 30, 2015, Kingstone had total assets of $142.5 million, total policy reserves of $86.7 million, total equity of $42.0 million, LTM total revenue of $59.1 million, and LTM net income of $6.4 million.

National Interstate Corporation (NASDAQ: NATL) – Richfield, Ohio

National Interstate Corporation (“National Interstate”) and its subsidiaries operate as an insurance holding company group that underwrites and sells traditional and alternative property and casualty insurance products primarily to the passenger transportation, trucking and moving and storage industries, general commercial insurance to small businesses in Hawaii and Alaska, and personal insurance to owners of recreational vehicles throughout the United States. National Interstate has five property and casualty insurance subsidiaries: National Interstate Insurance Company, Vanliner Insurance Company, National Interstate Insurance Company of Hawaii, Inc., Triumphe Casualty Company, and Hudson Indemnity, Ltd. National Interstate pursues a niche orientation and a focus on the transportation industry, and believes that it is one of the largest writers of insurance for the passenger transportation and moving and storage industries in the United States. In the transportation component, it underwrites commercial auto liability, general

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liability, physical damage, workers compensation, and motor truck cargo and related coverages for truck and passenger operators. National Interstate targets niche markets that typically possess what it views as barriers to entry, such as being too small, too remote or too difficult to attract or sustain most competitors. Examples of products that it writes for these markets include captive programs for transportation companies that it refers to as alternative risk transfer (“ART”) programs (54.3% of 2014 gross premiums written), property and casualty insurance for transportation companies (35.6%), specialty personal lines, primarily recreational vehicle (5.2%) and transportation and general commercial insurance in Hawaii and Alaska (3.1%). Insurance products are marketed through multiple distribution channels including independent agents and brokers, program administrators, affiliated agencies, and agent internet initiatives. Approximately 15.1% of National Interstate’s premiums are written in the state of California, and an additional 37.4%, collectively, in the states of Texas, New York, Florida, North Carolina, New Jersey, Pennsylvania, Missouri, and Tennessee. The A.M. Best financial strength rating for National Interstate is A (Excellent) with a stable outlook. As of June 30, 2015, National Interstate had total assets of $1.9 billion, total policy reserves of $1.3 billion, total equity of $367.7 million, LTM total revenue of $605.4 million, and LTM net income of $27.5 million.

National Security Group, Inc. (NASDAQ: NSEC) – Elba, Alabama

National Security Group, Inc. (“National Security”) is an insurance holding company that, through its property and casualty subsidiaries, primarily writes personal lines coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance in ten states. Through its life insurance subsidiary, National Security offers a basic line of life and health and accident insurance products in six states. Property and casualty insurance is the most significant segment accounting for 89% of total premium revenues in 2013 and is conducted through National Security Fire & Casualty Company (“NSFC”) and Omega One Insurance Company (“Omega”). NSFC is licensed to write insurance in the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee and West Virginia. Omega is licensed to write insurance in Alabama and Louisiana. Another subsidiary, National Security Insurance Company, conducts the life insurance business. Dwelling fire and homeowners, collectively referred to as the dwelling property line of business, is the largest segment of property and casualty operations composing 96% of total property and casualty premium revenue. National Security focuses on providing niche insurance products within the markets it serves. National Security ranks in the top twenty dwelling property insurance carriers in its two largest states, Alabama and Mississippi. However, due to the large concentration of business among the top five carriers, its total combined market share in these two states is less than 2%. NSFC and Omega products are marketed through a network of independent agents and brokers, who are independent contractors and generally maintain relationships with one or more competing insurance companies. National Security’s property and casualty companies currently carry an A.M. Best group financial strength rating of B++ (Good) with a stable outlook. As of June 30, 2015, National Security had total assets of $146.5 million, total policy reserves of $77.1 million, total equity of $43.6 million, LTM total revenue of $64.2 million, and LTM net income of $6.6 million.

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Safety Insurance Group (NASDAQ: SAFT) – Boston, Massachusetts

Safety Insurance Group (“Safety”) is a leading provider of private passenger automobile insurance in Massachusetts. In addition to private passenger automobile insurance (which represented approximately 62% of direct written premiums in 2014), Safety offers a portfolio of property and casualty insurance products, including commercial automobile, homeowners, dwelling fire, umbrella, and business owners policies. Operating exclusively in Massachusetts and New Hampshire through its insurance company subsidiaries, Safety Insurance Company (“Safety Insurance”), Safety Indemnity Insurance Company (“Safety Indemnity”) and Safety Property and Casualty Insurance Company (“Safety P&C”), Safety has established relationships with independent insurance agents, who numbered 930 in 1,076 locations throughout Massachusetts and New Hampshire during 2014, and has used these relationships and its knowledge of the Massachusetts market to become the third largest private passenger automobile carrier, capturing an approximate 10.7% share of the Massachusetts private passenger automobile insurance market, and the second largest commercial automobile carrier, with an 13.5% share of the Massachusetts commercial automobile insurance market in 2014. Historically, Safety had focused on underwriting private passenger automobile insurance. In 1989, it formed Safety Indemnity to offer commercial automobile insurance at preferred rates. Since 1997, Safety has expanded the breadth of its product line in order for agents to address a greater portion of their clients’ insurance needs by selling multiple products. Homeowners, business owners policies, personal umbrella, dwelling fire and commercial umbrella insurance are written by Safety Insurance at standard rates, and written by Safety Indemnity at preferred rates. In December 2006, Safety P&C was formed to offer homeowners and commercial automobile insurance at ultra preferred rates. A.M. Best currently assigns Safety Insurance a financial strength rating of A (Excellent) with a stable outlook. As of June 30, 2015, Safety had total assets of $1.7 billion, total policy reserves of $976.8 million, total equity of $646.3 million, LTM total revenue of $790.4 million, and LTM net loss of -$10.3 million.

Unico American Corporation (NASDAQ: UNAM) – Woodland Hills, California

Unico American Corporation (“Unico American”) is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and provides insurance premium financing and membership association services through its other subsidiaries. The insurance company operation is conducted through Crusader Insurance Company (“Crusader”), which is a multiple line P&C insurance company that began transacting business on January 1, 1985. Since 2004, all Crusader business has been written in the state of California. During the year ended December 31, 2014, approximately 98% of Crusader’s business was commercial multiple peril policies. Commercial multiple peril policies provide a combination of property and liability coverage for businesses. Commercial property coverage insures against loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, hail, water, explosions, severe winter weather, and other events such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. However, Crusader does not write earthquake coverage. In addition to commercial multiple peril policies, Crusader also writes separate policies to insure commercial property and commercial liability risks on a mono-line basis. Crusader is domiciled in California

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and is licensed as an admitted insurance carrier in the states of Arizona, California, Nevada, Oregon, and Washington. Unico American sells its insurance policies through Unifax Insurance Systems, Inc., Crusader’s sister corporation and exclusive general agent. All policies are produced by a network of brokers and retail agents. During 2014, Crusader continued to introduce new products as well as product changes such as revised rates, eligibility guidelines, rules and coverage forms. In order to improve service, Crusader is currently customizing and configuring a new policy administration system that is primarily focused upon transacting business through the internet, as well as providing more options to make the brokers’ and agents’ time more efficient. In November 2014, A.M. Best affirmed the financial strength rating of A- (Excellent) for Crusader with a stable outlook. As of June 30, 2015, Unico American had total assets of $137.0 million, total policy reserves of $62.6 million, total equity of $71.5 million, LTM total revenue of $31.6 million, and LTM net loss of -$300,000.

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Recent Financial Comparisons

Table 6 summarizes certain key financial comparisons between Standard and the Comparative Group. Financial data for the Company, the Comparative Group, and the Public P&C Insurance Group are shown as of or for the LTM ended June 30, 2015. The Public P&C Insurance Group includes all the companies presented in Exhibit IV.

The Company’s total assets of $67.4 million measured below the Comparative Group median and mean of $601.1 million and $821.4 million, respectively. There are four companies in the Comparative Group with total assets less than $150 million. Overall, the Comparative Group includes six companies with total assets less than $500 million, one company with assets between $500 million and $1 billion, and six companies with assets between $1 billion and $2 billion. The median asset size of the Public P&C Insurance Group was $3.8 billion based on financial data as of June 30, 2015.

The P&C insurance industry is a highly competitive business in the areas of price, coverage, and service. The P&C industry includes insurers ranging from large companies offering a wide variety of products worldwide to smaller, specialized companies in a single state or region offering only a single product. Smaller insurance companies may find themselves competing with many insurance companies of substantially greater financial resources, more advanced technology, larger volumes of business, more diversified insurance coverage, broader ranges of projects, and higher ratings. Competition centers not only on the sale of products to customers, but also on the recruitment and retention of qualified agents and producers. Large national insurers may have certain competitive advantages over smaller regional companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale and reduced policy acquisition costs.

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Standard’s ratio of total policy reserves to total equity measured 0.85x, evidencing both its solid capital position and restrained utilization of underwriting leverage. The Comparative Group median and mean ratios of policy reserves to equity were 1.79x and 1.77x, respectively. Among the Comparative Group, Unico American and 1347 Property displayed a ratio of policy reserves to equity below 1.00x at 0.87x and 0.45x, respectively, as of June 30, 2015. Correspondingly, Unico American and 1347 Property also exhibited relatively high equity capital ratios at 52.2% and 60.4% of total assets, respectively. Standard’s equity capital ratio at 31.7% of total assets was parallel to the Comparative Group median of 31.6% and slightly ahead of the Public P&C Insurance Group median of 29.5%.

The Company’s ratio of cash and investments to total assets was 82.1% as of June 30, 2015, and was positioned above the Comparative Group median ratio of 66.5% and mean ratio of 70.6%. Standard’s higher concentration of invested assets reflects comparatively lower levels of receivables in the form of reinsurance receivables and premium receivables. After a period of decreasing premium totals from 2011 to 2013, Standard’s level of premium revenue increased in 2014.

The Company’s total assets decreased by 5.6% over the LTM period ended June 30, 2015, whereas the Comparative Group reflected median and mean asset growth rates of 5.5% and 15.0%, respectively, for the corresponding period. Most members of the Comparative Group experienced moderate asset growth over the past year, while a few reported significant asset increases either due to a stock offering (1347 Property) or because of substantial increases in total revenue and net income (Atlas Financial, Federated National, and Kingstone Companies).

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Table 6

Comparative Financial Condition Data

Standard and the Comparative Group

As of or for the Last Twelve Months Ended June 30, 2015

	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	LTM Asset Growth (%)	Policy Resrvs./ Equity (x)	Cash & Invest./ Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)

Standard Mutual Insurance Company	67.4	18.2	21.3	(5.61)	0.85	82.07	31.66	31.66

Comparative Group Median	601.1	332.2	231.4	5.51	1.79	66.48	31.58	30.15
Comparative Group Mean	821.4	488.6	253.8	14.00	1.77	70.62	34.66	33.85

Public P&C Insurance Group Median	3,811.4	2,140.5	867.9	4.12	1.89	71.21	29.50	28.48
Public P&C Insurance Group Mean	34,826.9	15,589.2	10,504.5	9.26	2.27	69.45	30.08	28.77

Comparative Group
1347 Property Insurance Holdings	80.4	21.7	48.6	15.46	0.45	86.46	60.40	60.40
Atlas Financial Holdings, Inc.	383.5	220.1	121.1	49.69	1.82	59.33	31.58	30.51
Baldwin & Lyons, Inc.	1,125.5	541.3	405.3	0.17	1.34	66.48	36.01	NA
Donegal Group Inc.	1,519.4	1,002.0	437.1	3.90	2.29	59.21	28.77	28.46
EMC Insurance Group Inc.	1,520.1	922.2	515.4	4.88	1.79	91.80	33.91	33.86
Federated National Holding Co.	601.1	332.2	231.4	46.69	1.44	76.92	38.50	38.50
First Acceptance Corporation	387.0	191.4	106.8	30.67	1.79	65.21	27.59	26.65
Hallmark Financial Services, Inc.	1,041.9	657.6	262.3	5.51	2.51	65.45	25.18	20.53
Kingstone Companies, Inc.	142.5	86.7	42.0	8.52	2.06	52.78	29.50	28.50
National Interstate Corporation	1,869.4	1,260.8	367.7	8.36	3.43	65.97	19.67	19.34
National Security Group, Inc.	146.5	77.1	43.6	2.25	1.77	79.43	29.78	29.78
Safety Insurance Group, Inc.	1,724.6	976.8	646.3	4.33	1.51	71.21	37.48	37.48
Unico American Corporation	137.0	62.6	71.5	1.55	0.87	77.80	52.21	52.21

Source: Standard; SNL Financial.

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Table 7 compares Standard with the Comparative Group and Public P&C Insurance Group based on selected measures of profitability. The Company’s return on average assets (“ROA”) and return on average equity (“ROE”) were negative and below the Comparative Group ratios.

Table 7

Comparative Operating Performance Data

Standard and the Comparative Group

For the Last Twelve Months Ended June 30, 2015

	Total Revenue ($mil.)	LTM Net Prem. Written/ Avg.Eq. (x)	YTD Loss Ratio (%)	YTD Exp. Ratio (%)	YTD Comb. Ratio (%)	LTM Pre- tax Inc./ Total Revenue (%)	LTM ROA (%)	LTM ROE (%)

Standard Mutual Insurance Company	45.4	1.90	72.9	36.6	109.5	(3.58)	(2.69)	(8.12)

Comparative Group Median	288.6	1.27	64.0	28.4	94.5	7.62	2.30	7.56
Comparative Group Mean	312.7	1.15	64.1	30.0	95.4	8.38	3.01	9.81

Public P&C Insurance Group Median	980.7	1.20	62.7	31.4	94.4	11.41	2.49	9.35
Public P&C Insurance Group Mean	9,049.5	1.19	61.0	31.0	92.8	12.39	2.62	10.34

Comparative Group
1347 Property Insurance Holdings	22.8	0.55	29.7	56.2	85.9	(3.55)	(1.12)	(1.67)
Atlas Financial Holdings, Inc.	125.3	1.27	57.6	28.0	85.6	13.57	6.11	17.47
Baldwin & Lyons, Inc.	288.6	0.65	59.7	33.3	93.0	13.39	2.30	6.48
Donegal Group Inc.	613.5	1.44	65.2	33.5	98.7	5.24	1.80	6.33
EMC Insurance Group Inc.	610.6	1.14	62.8	31.7	94.5	11.06	3.17	9.41
Federated National Holding Co.	205.7	0.85	50.1	NA	NA	28.54	7.43	19.55
First Acceptance Corporation	289.3	NA	79.2	20.4	99.6	2.40	7.46	25.14
Hallmark Financial Services, Inc.	358.1	1.39	66.1	28.4	94.5	7.62	1.89	7.46
Kingstone Companies, Inc.	59.1	1.30	55.7	27.2	82.9	16.19	4.76	15.99
National Interstate Corporation	605.4	1.58	78.9	20.5	99.4	5.71	1.56	7.56
National Security Group, Inc.	64.2	1.42	NA	NA	NA	13.56	4.54	15.77
Safety Insurance Group, Inc.	790.4	1.07	97.4	28.6	126.0	(3.47)	(0.61)	(1.50)
Unico American Corporation	31.6	NA	67.0	22.0	89.0	(1.33)	(0.22)	(0.42)

Source: Standard; SNL Financial.

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The Company’s ROA for the LTM period ended June 30, 2015 was -2.69% and trailed the Comparative Group median and mean ROA results of 2.30% and 7.56%, respectively. The Public P&C Insurance Group reported median and mean LTM ROA results of 2.49% and 2.62%, respectively. Standard’s ROE for the recent LTM period was -8.12% and lagged the Comparative Group median and mean ROE results of 7.56% and 9.81, respectively. Standard’s lack of profitability reflected its continuing trend of significant underwriting losses along with an absence of sufficient investment income or revenue from ancillary business operations to offset this deficit.

Eight out of 11 of the Comparative Group companies reported positive earnings, led by First Acceptance, Federated National, and Atlas Financial with ROA results of 7.46%, 7.43%, and 6.11%, respectively. The lower performers in the Comparative Group based on profitability measures were 1347 Property, Safety Insurance, and Unico American with ROA performance results of -1.12%, -0.61%, and -0.22%, respectively.

Standard’s profitability was impacted by its relatively high combined ratio. The Company’s combined ratio of 109.5% for the year-to-date (“YTD”) period ended June 30, 2015 exceeded the Comparative Group median and mean combined ratios of 94.5% and 95.4%, respectively. Standard’s high combined ratio was attributable to its comparatively higher loss ratio and higher expense ratio. Standard’s loss ratio measured 72.9% for the YTD period ended June 30, 2015, and surpassed the Comparative Group median and mean loss ratios of 64.0% and 64.1%, respectively. Among the Comparative Group members reporting relevant data, Safety Insurance and First Acceptance reported the highest loss ratios at 97.4% and 79.2%, respectively. Similarly, the Company’s expense ratio compared unfavorably as its expense ratio of 36.6% for the YTD period was above the median and mean expense ratios of 28.4% and 30.0%,

FELDMAN FINANCIAL ADVISORS, INC.

respectively, for the Comparative Group. Increasing the Company’s book of business and premium volume on its existing platform has been a strategic goal of Standard as it seeks to capitalize on business expansion opportunities. The Company’s ratio of LTM net premiums written to average equity measured 1.90x and surpassed the Comparative Group’s median and mean ratios of 1.27x and 1.15x, respectively. Standard’s underwriting activity expanded over the past year due to a combination of increased premium revenue over a declining equity base.

FELDMAN FINANCIAL ADVISORS, INC.

IV. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain adjustments to Standard’s estimated pro forma market value relative to the Comparative Group. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include policyholders and other eligible individuals with subscription rights and unrelated parties who might purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Company relative to other publicly traded insurance companies and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for Standard and insurance companies in general. Changes in the Company’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Company or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in prior chapters, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Management

(3)	Liquidity of the Issue

(4)	Subscription Interest

FELDMAN FINANCIAL ADVISORS, INC.

(5)	Stock Market Conditions

(6)	New Issue Discount

Earnings Prospects

Earnings prospects are dependent upon the ability to grow revenue and control expenses and the effectiveness of managing the combined ratio (ratio of loss and operating expenses to net premiums earned). Standard’s revenue is generated primarily from net premiums earned, net investment income, and net realized investments gains or losses. The Company’s expenses mainly comprise losses and loss adjustment expenses, policy acquisition costs, and other general and administrative expenses. The Company’s revenue growth is affected by various factors, including competitive pricing, producer relationships, product strategy, business development, customer service and client retention, reinsurance arrangements, and investment performance. The Company’s operating efficiency affects the degree to which it can profitably leverage its distribution system and cost infrastructure. Many of the earnings challenges faced by the Company are systemic to smaller insurers that lack economies of scale, diverse distribution channels, geographic diversity, or enhanced technological resources.

While Standard has experienced premium growth over the past year, its operating deficit spiraled even lower as underwriting losses continued to escalate due to adverse loss experience and an increase in physical damage losses due to weather-related events. The recent downgrade of Standard’s rating from “B++” to “B+” may further hinder the Company’s expansion goals for achieving revenue growth and restoring profitability.

The uncertainties surrounding the ultimate success of the Company’s recent strategic initiatives to increase revenue and restore profitability place the Company at a disadvantage with regard to the Comparative Group, which overall is reporting positive and substantially higher

FELDMAN FINANCIAL ADVISORS, INC.

levels of earnings. We therefore believe that, given the Company’s recent earnings trends and the restrained ability to generate substantial improvements in its profitability over the near term, a downward adjustment is warranted for the Company’s earnings prospects with respect to the Comparative Group.

Management

Management’s principal challenges are to implement strategic objectives, generate revenue growth, control operating costs, and monitor asset quality and underwriting risks while the Company competes in the highly competitive P&C insurance industry. The challenges facing the Company in attempting to generate improvements in profitability and enhance its competitiveness are paramount because of the inherent competitive disadvantages faced by smaller insurers in general and specifically, with respect to Standard, companies that have a recent operating history of capital erosion and negative earnings.

We believe that investors will take into account that Standard is professionally managed by a team of experienced insurance executives that has focused on the Company’s niche markets and emphasized its historical operating strengths in attempting to grow revenues and improve profitability. We also note that investors will likely rely upon top-line premium growth and bottom-line earnings results as the means of evaluating the future performance of management. Based on these considerations, we believe no adjustment is warranted based on management.

Liquidity of the Issue

All of the 13 members of the Comparative Group are traded on major stock exchanges. Twelve are listed on the NASDAQ Global Market and one (First Acceptance) is traded on the New York Stock Exchange. As of September 25, 2015, the market capitalizations of the

FELDMAN FINANCIAL ADVISORS, INC.

Comparative Group reflected a median of $216.7 million and ranged from $38.3 million for National Security Group to $831.3 million for Safety Insurance Group. Included among the Comparative Group were four companies with a current market capitalization under $65 million. In contrast, the median market capitalization for the Public P&C Insurance Group was approximately $1.0 billion as of September 25, 2015.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. Given the estimated range of the Company’s pro forma market value and the presence of other small insurance companies in the Comparative Group that are publicly traded and also operate in the P&C insurance sector, we believe that it is reasonable to believe that an established market for the Company’s stock might develop, assuming that it continually met listing requirements. However, simultaneously, we also recognize that companies with lower levels of market capitalization also tend to experience restrained trading volumes and frequent price volatility due to limited shares outstanding and other factors. Therefore, we believe that at the present time a downward adjustment is necessary for lack of liquidity to address these collective factors.

Subscription Interest

While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest and this speculative fervor continued through 2014 and 2015. In contrast, since 2000 there have only been a handful of insurance company demutualization transactions utilizing a subscription rights

FELDMAN FINANCIAL ADVISORS, INC.

offering (including stand-alone company transactions or sponsor-affiliation transactions). In connection with the Conversion, policyholders of Standard will be offered preferential subscription rights to purchase common stock of the Company or of a third-party sponsor if that type of transaction structure is pursued. At the present time, we are not aware of any particular marketing factors or transaction circumstances that would suggest either an overwhelming or suppressed level of interest in purchasing shares by policyholders of Standard and other eligible stakeholders in the Conversion. Therefore, absent actual results from the subscription phase of the Offering, we do not believe that any adjustment is necessary at this juncture.

Stock Market Conditions

Table 8 summarizes the recent performance of various insurance stock indexes maintained by SNL Financial, along with selected other industry and broader market indexes. The SNL Insurance Index of all publicly traded insurance companies increased 8.1% in the past year through September 25, 2015. The SNL Insurance Index outperformed the broader markets indexes as reflected by the Dow Jones Industrials Average (“DJIA”) decreasing 3.7% and the Standard & Poor’s 500 Stock Index declining 1.8%. Over the past three years ended September 25, 2015, the SNL Insurance Index was up 67.0%, while the DJIA had increased 21.2% and the S&P 500 advanced 34.0%. Compared to other segments of the financials sector, insurance stock valuations were slower to rebound early in the current bull cycle and have experienced more momentum over the past two to three years. Large and mid-tier market capitalization insurance stocks generally outperformed the small and micro capitalization insurance stocks over both the three-year and one-year time periods. Increased merger and acquisition activity among insurance companies has provided additional support for improved market valuations.

FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Selected Stock Market Index Performance

For the Period Ended September 25, 2015

		Percent Change (%)
	Index Value	Year- to-Date	One Year	Three Years
SNL Insurance Indexes
SNL U.S. Insurance	709.98	(0.12)	8.09	67.00
SNL U.S. Insurance Underwriter	703.32	0.40	8.62	68.41
SNL U.S. Insurance Broker	1,055.19	(7.32)	0.76	48.08
S&P 500 Insurance	291.66	(5.01)	0.24	50.31
NASDAQ Insurance	6,911.72	1.85	14.94	49.66
S&P 500 Insurance Brokers	439.50	(6.64)	2.79	63.79
S&P 500 Multiline Insurance	103.89	0.69	2.95	65.22

SNL Sector Indexes
SNL U.S. Insurance Property & Casualty	677.67	(2.97)	5.41	46.64
SNL U.S. Insurance Multiline	161.51	(5.09)	2.98	83.99
SNL U.S. Insurance Life & Health	746.59	(8.74)	(7.35)	53.69
SNL U.S. Reinsurance	952.42	6.41	11.96	54.92
SNL U.S. Managed Care	1,939.79	19.42	34.71	135.24
SNL U.S. Title Insurer	1,506.79	8.59	33.09	88.40
SNL U.S. Mortgage & Financial Guaranty	69.91	(10.57)	1.96	81.36
S&P 500 Property & Casualty	373.07	(2.06)	8.92	54.78
S&P 500 Life & Health	299.41	(10.95)	(9.52)	43.19

SNL Asset Size Indexes
SNL U.S. Insurance < $250M	667.34	2.98	(5.99)	7.69
SNL U.S. Insurance $250M-$500M	717.43	1.34	(6.13)	59.47
SNL U.S. Insurance $500M-$1B	631.04	(15.89)	10.26	50.32
SNL U.S. Insurance $1B-$2.5B	1,508.69	(2.57)	12.68	37.66
SNL U.S. Insurance $2.5B-$10B	954.29	6.34	22.62	68.92
SNL U.S. Insurance > $10B	665.30	0.13	7.85	68.88
SNL U.S. Insurance > $1B	731.23	0.43	8.60	68.46
SNL U.S. Insurance < $1B	853.70	(7.54)	6.72	62.43

SNL Market Cap Indexes
SNL Micro Cap U.S. Insurance	295.42	(15.76)	(15.69)	39.02
SNL Small Cap U.S. Insurance	719.91	(11.72)	3.16	35.60
SNL Mid Cap U.S. Insurance	573.47	3.69	16.70	79.36
SNL Large Cap U.S. Insurance	643.83	(0.19)	7.52	68.88

Broad Market Indexes
Dow Jones Industrials Average	16,314.67	(8.46)	(3.72)	21.23
S&P 500	1,931.34	(6.20)	(1.76)	33.97
S&P Mid-Cap	1,388.21	(4.42)	0.87	40.51
S&P Small-Cap	662.87	(4.63)	3.65	41.32
S&P 500 Financials	307.40	(7.77)	(1.21)	46.23
NASDAQ	4,686.50	(1.05)	4.92	50.32
NASDAQ Financials	3,157.67	0.50	6.25	41.67

Source: MSCI; SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Financial stocks have performed well in the economic recovery and insurance stocks have participated fully in this sustained market rally. Notably, as shown in Table 8, smaller insurance companies did not experience the robust stock price gains over the prior one-year period as their larger counterparts. Strengthening fundamentals in the insurance industry have included fortified capital positions, improved product pricing, and increased demand for products as consumers and businesses accumulate additional cash flow in the rebounding economy. Insurance industry earnings have been challenged by the low interest rate environment, which has restrained the growth of investment income. Additionally, pricing on policies has been decelerating, particularly for commercial lines of insurance. The expansion of regulatory reform from the banking industry to other financial services industries, such as insurance companies and asset managers, has led to increased costs for compliance, controls, and regulatory systems.

While P&C insurers historically have been very volatile due to cyclical market conditions and catastrophic losses, the stock performance of these issues has evidenced lesser volatility. The industry’s improved capital position provides a solid buffer against catastrophic losses. The valuation support for many P&C companies will focus on incremental additions to book value from stable earnings and capital deployment strategies such as leverage, mergers, dividend payments, and share repurchases to provide price momentum going forward. Viewing the broader trends, the overall health of the industry, which endured significant pricing pressure and reduced exposure since the latest recession, has recently improved with the stepped-up macro economy. While encountering short-term resistance to premium rate increases, the industry may be poised to experience margin expansion. Although a more competitive pricing environment is expected to impact insurers’ ability to raise premium rates, the overall operating climate is projected to remain stable and therefore we believe no specific adjustment is necessary.

FELDMAN FINANCIAL ADVISORS, INC.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual to stock form. The magnitude of the new issue discount typically expands during periods of declining stock prices as investors require larger inducements, and narrows during stronger market conditions. The necessity to build a new issue discount into the stock price of a converting insurance company continues to prevail in recognition of the uncertainty among investors as a result of the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding interest rate and economic recovery trends, recent volatility in the stock market, and the ever-changing landscape of competitors and product marketing in the insurance marketplace. We therefore believe that a new issue discount is reasonable and necessary in the pricing of the Company’s pro forma market value.

Adjustments Conclusion

The Company’s pro forma valuation should be discounted relative to the Comparative Group because of earning prospects, liquidity of the issue, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that the Company’s pro forma valuation should be discounted relative to the Comparative Group. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums. We have concluded that a discount of approximately 35% to 45% based on the price-to-book valuation metric is reasonable and appropriate for determining the Company’s pro forma Valuation Range relative to the Comparative Group’s trading ratios.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Approach

In determining the estimated pro forma market value of the Company, we have employed the comparative market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-earnings per share (“P/E”). Table 9 displays the trading market price valuation ratios of the Comparative Group as of September 25, 2015. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing the Company’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Company’s pro forma valuation ratios relative to the Comparative Group’s market valuation data.

Investors continue to make decisions to buy or sell P&C insurance company stocks based upon consideration of P/E and P/B comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment. However, Standard’s unprofitable earnings render the comparative P/E approach irrelevant since the Company’s recent LTM results (ROA and ROE) are negative and in a material contrast to the positive earnings reported by the Comparative Group and P&C industry norms. The Company’s negative LTM earnings base yields a non-meaningful (“NM”) P/E ratio that is not applicable for comparative valuation purposes. Thus, the comparative P/B approach takes on significant meaning as a valuation metric.

As of September 25, 2015, the median P/B ratio for the Comparative Group was 95.0% and the mean was 112.8%. In comparison, the Public P&C Insurance Group median and mean P/B ratios were positioned higher at 128.9% and 151.8%, respectively. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter, we have determined a pro forma midpoint P/B ratio of 54.8% for the Company, which reflects an aggregate midpoint value of $24.0 million based on the assumptions summarized in Exhibit V.

FELDMAN FINANCIAL ADVISORS, INC.

Applying a range of value of 15% above and below the midpoint, the resulting minimum of $20.4 million reflects a P/B ratio of 50.7% and the resulting maximum of $27.6 million reflects a P/B ratio of 58.2%. The Company’s pro forma P/TB ratios are identical to the pro forma P/B ratios. The median P/TB ratio for the Comparative Group was 108.1% and the mean was 117.0%.

The Company’s pro forma P/B valuation ratios reflect discounts to the Comparative Group’s median P/B ratio of 95.0%, with discounts measuring 38.8% at Standard’s maximum valuation, 42.4% at the midpoint valuation, and 46.6% at the minimum valuation. The Company’s P/TB valuation ratios reflect discounts to the Comparative Group’s median P/TB ratio of 108.1%, measuring 48.4% at Standard’s maximum valuation, 51.5% at the midpoint valuation, and 55.1% at the minimum valuation. In our opinion, these levels of discounts are appropriate to reflect the differences in operating fundamental discussed in Chapter III and the aforementioned adjustments specified for earnings prospects, the new issue discount, and liquidity of the issue. In addition, we also took into consideration the low returns on equity that would be anticipated by the Company on a pro forma stand-alone basis as its capital levels reach relatively high levels ranging from a 46.6% pro forma equity-to-assets ratio at the minimum valuation to 48.8% at the midpoint valuation and 50.8% at the maximum valuation. The Company’s pro forma equity-to-assets ratios would significantly exceed the Comparative Group’s median of 31.6% and mean of 34.7%. Standard’s ability to deploy the pro forma capital profitably and to generate top-line premium growth and restore positive earnings constitutes a significant operating challenge in the highly competitive P&C insurance marketplace wherein the Company strives to overcome the lack of economies of scale, critical mass, and geographic diversification in its fundamental business model.

FELDMAN FINANCIAL ADVISORS, INC.

The Comparative Group’s median and mean P/E ratios were 10.7x and 10.8x, respectively, as of September 25, 2015. The Public P&C Insurance Group reported median and mean P/E ratios of 12.1x and 14.0x, respectively. As discussed previously, because of Standard’s significant loss for the LTM period, the Company’s pro forma P/E ratios are negative and therefore considered non-meaningful for comparative valuation purposes.

Based on the price-to-assets (“P/A”) measure, the Company’s midpoint valuation of $24.0 million reflects a P/A ratio of 26.7%, ranging from 23.7% at the minimum valuation to 29.5% at the maximum valuation. In contrast, the Comparative Group exhibited median and mean P/A ratios of 31.5% and 37.8%. Reviewing another valuation metric, price-to-total revenue, the Company’s pro forma ratios range from 0.45x at the minimum valuation to 0.60x at the maximum valuation and are positioned at a discount to the Comparative Group median and mean ratios of 1.05x and 1.09x, respectively. These relative discounts are further reflective of the fundamental performance gap currently existing between the Company and the Comparative Group companies along with the additional valuation adjustments discussed previously.

Valuation Conclusion

It is our opinion that, as of September 25, 2015, the aggregate estimated pro forma market value of Standard Mutual Insurance Company was within the Valuation Range of $20,400,000 to $27,600,000 with a midpoint of $24,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. Exhibit V displays the assumptions and calculations utilized in determining the Company’s estimated pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Comparative Market Valuation Analysis

Standard Mutual Insurance Company and the Comparative Group

Market Price Data as of September 25, 2015

Company	Closing Stock Price ($)	Total Assets ($mil.)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ Total Rev. (x)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Current Div. Yield (%)

Standard Mutual Insurance Company
Pro Forma Minimum	10.00	86.3	20.4	50.7	50.7	NM	NM	0.45	23.65	46.64	0.00
Pro Forma Midpoint	10.00	89.9	24.0	54.8	54.8	NM	NM	0.53	26.71	48.77	0.00
Pro Forma Maximum	10.00	93.5	27.6	58.2	58.2	NM	NM	0.60	29.53	50.75	0.00

Comparative Group Median	NA	601.1	217.3	95.0	108.1	10.7	12.1	1.05	31.51	31.58	1.02
Comparative Group Mean	NA	821.4	281.5	112.8	117.0	10.8	12.5	1.09	37.83	34.66	1.74

Public P&C Insurance Median	NA	3,851.4	998.1	128.9	134.4	12.1	14.1	1.07	31.82	29.50	1.74
Public P&C Insurance Mean	NA	35,549.1	11,755.6	151.8	160.0	14.0	14.9	1.27	43.62	30.08	1.76

Comparative Group
1347 Property Insurance Holdings	7.29	80.4	45.3	95.0	95.6	NM	NA	1.98	56.32	60.40	0.00
Atlas Financial Holdings, Inc.	17.60	383.5	208.5	185.2	195.3	11.4	NA	1.66	54.37	31.58	0.00
Baldwin & Lyons, Inc.	22.02	1,125.5	334.2	81.6	82.3	12.7	14.6	1.16	29.69	36.01	4.54
Donegal Group Inc.	13.90	1,519.4	431.2	89.0	90.4	14.4	15.4	0.70	28.38	28.77	3.88
EMC Insurance Group Inc.	23.17	1,520.1	479.0	92.8	93.0	10.0	10.7	0.78	31.51	33.91	2.93
Federated National Holding Co.	22.09	601.1	314.3	142.1	142.1	7.9	8.5	1.53	52.29	38.50	0.91
First Acceptance Corporation	2.76	387.0	113.3	106.1	111.3	4.6	NA	0.39	29.27	27.59	0.00
Hallmark Financial Services, Inc.	11.31	1,041.9	217.3	83.0	108.1	11.5	13.5	0.61	20.85	25.18	0.00
Kingstone Companies, Inc.	8.71	142.5	63.9	152.0	159.6	10.0	10.2	1.08	44.84	29.50	2.30
National Interstate Corporation	26.43	1,869.4	524.4	142.6	145.6	19.2	21.3	0.87	28.05	19.67	1.97
National Security Group, Inc.	15.61	146.5	39.2	89.9	89.9	5.9	6.0	0.61	26.77	29.78	1.02
Safety Insurance Group, Inc.	55.20	1,724.6	833.1	128.9	128.9	NM	NM	1.05	48.31	37.48	5.07
Unico American Corporation	10.55	137.0	56.3	78.7	78.7	NM	NM	1.79	41.11	52.21	0.00

Source: Standard; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual to stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 30 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II

Statement of Contingent and Limiting Conditions

This Appraisal is made subject to the following general contingent and limiting conditions:

1.	The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.	Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.	Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.	Our analysis assumes that as of the effective valuation date, the Company and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of the Company and its assets as of the effective valuation date.

5.	We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-1

Standard Mutual Insurance Company

Balance Sheets

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30,	December 31,
	2015	2014	2013
Assets
Fixed maturity securities, at fair value	$44,655	$44,860	$48,036
Common stocks, at fair value	755	—	102
Cash and cash equivalents	9,875	9,115	8,398
Interest and dividend income due and accrued	196	207	229
Premiums and agents’ balances in collection	3,807	4,639	4,328
Reinsurance recoverable	4,391	5,622	9,359
Prepaid insurance premiums	324	327	314
Deferred policy acquisition costs	3,269	3,363	3,243
Federal income taxes recoverable	50	50	50
Other receivables	43	43	451

Total Assets	$67,365	$68,227	$74,510

Liabilities and Policyholders’ Surplus
Losses and loss adjustment expenses	$18,178	$16,773	$20,893
Unearned premiums	18,388	18,790	17,645
Contingent commissions	200	664	672
Accounts payable and accrued expenses	1,256	1,286	897
Advance premiums	814	592	516
Ceded reinsurance premiums	738	1,060	764
Drafts outstanding	2,448	2,241	2,347
Deferred income taxes	—	—	714
Guaranty fund surplus note	13	13	13
Trust preferred surplus note	4,000	4,000	4,000

Total Liabilities	46,035	45,418	48,461

Unassigned policyholders’ surplus	20,832	22,211	25,639
Accumulated other comprehensive income	498	598	410

Total Policyholders’ Surplus	21,331	22,809	26,049

Total Liabilities and Policyholders’ Surplus	$67,365	$68,227	$74,510

Source: Standard, GAAP financial statements; audited year-end 2013 and 2014, unaudited 2015 period.

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-2

Standard Mutual Insurance Company

Income Statements

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2015	2014	2014	2013
Income Statement Data
Direct premiums written	$24,126	$23,456	$48,923	$45,923
Net premiums written	21,307	20,652	42,664	40,328

Net premiums earned	$21,705	$20,369	$41,532	$40,145
Interest and dividends	238	502	883	1,072
Net realized gains	472	279	1,137	769
Installment billing charges	238	250	511	521
Other income	68	10	1	3

Total revenue	22,722	21,409	44,064	42,510

Losses and loss adjustment expenses	15,827	17,457	31,565	27,378
Other operating expenses	7,941	7,642	16,237	15,051
Investment expenses	182	175	344	331
Interest on surplus note	89	88	178	180

Total expenses	24,039	25,363	48,324	42,940

Income (loss) before income taxes	(1,317)	(3,954)	(4,260)	(429)
Income tax expense (benefit)	62	(1,003)	(832)	163

Net income (loss)	$(1,379)	$(2,951)	$(3,428)	$(593)

Source: Standard, GAAP financial statements; audited annual periods and unaudited interim periods.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-3

Standard Mutual Insurance Company

Investment Securities Portfolio

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30	December 31,
	2015	2014	2013
Debt securities:
U.S. Treasury and Government agencies	$1,773	$1,769	$1,761
Mortgage-backed securities - agency backed	24,322	24,875	24,836
Mortgage-backed securities - residential	2,296	2,141	4,550
Mortgage-backed securities - commercial	243	492	234
Special revenue and assessment obligations	2,732	2,964	3,427
Corporate securities	13,289	12,619	13,229

Total fixed maturity securities	44,655	44,860	48,036

Equity securities:
Common stocks	—	—	102
Preferred stocks	755	—	—

Total equity securities	755	—	102

Total investments	$45,410	$44,860	$48,138

Source: Standard, GAAP financial statements; audited 2013 and 2014 and unaudited 2015.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4

Standard Mutual Insurance Company

Statutory Financial Data

As of or For the Years Ended December 31, 2010 to 2014

(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2014	2013	2012	2011	2010

Selected Balance Sheet Data
Total Assets	$61,975	$64,250	$66,240	$71,150	$70,750
Total Cash and Investments	52,933	56,132	57,763	62,804	63,031

Loss Reserves	10,548	10,651	12,407	12,960	14,687
Loss Adjustment Expense Reserves	2,900	3,200	3,700	4,000	3,300
Total Loss and LAE Reserves	13,448	13,851	16,107	16,960	17,987
Unearned Premium Reserve	18,462	17,331	17,148	18,070	18,965
Total Liabilities	37,880	36,370	37,840	41,300	42,250

Surplus Notes	4,000	4,000	4,000	4,000	4,000
Capital and Surplus	24,095	27,880	28,400	29,850	28,500

Capital and Surplus / Assets (%)	38.88	43.39	42.87	41.95	40.28
Reserves / Capital and Surplus (%)	55.81	49.68	56.71	56.82	63.11

Selected Income Statement Data
Direct Premiums Written (DPW)	$48,923	$45,923	$46,507	$50,787	$52,439
Net Reinsurance Premiums	(6,259)	(5,595)	(6,473)	(5,987)	(4,932)
Net Premiums Written (NPW)	42,664	40,328	40,034	44,800	47,507
Net Premiums Earned	41,532	40,145	40,957	45,695	45,707
Net Loss and LAE Incurred	29,389	27,570	31,176	32,124	34,534
Net Underwriting Expense Incurred	16,231	15,099	14,381	14,998	15,116
Net Underwriting Gain (Loss)	(4,087)	(2,523)	(4,600)	(1,428)	(3,943)
Net Investment Income	362	563	912	1,470	1,831
Net Realized Capital Gains	750	507	243	753	378
Income Tax Expense (Benefit)	(386)	(263)	(416)	(254)	(223)
Net Income (Loss)	(2,152)	(747)	(2,535)	1,589	(973)

Premiums Written By Major Segment (%)
Personal Lines - DPW	94.85	94.51	94.67	94.85	94.68
Commercial Lines - DPW	5.15	5.49	5.33	5.15	5.32

Personal Lines - NPW	95.93	95.59	95.70	95.90	95.67
Commercial Lines - NPW	4.07	4.41	4.30	4.10	4.33

Operating Ratios (%)
Growth Rate - DPW	6.53	(1.26)	(8.43)	(3.15)	12.48
Growth Rate - NPW	5.79	0.73	(10.64)	(5.70)	12.81
Loss and LAE Ratio	70.76	68.68	76.12	70.30	75.55
Expense Ratio	38.04	37.44	35.92	33.48	31.82
Combined Ratio	108.80	106.11	112.04	103.78	107.37
Operating Ratio	107.93	104.71	109.81	100.56	103.37
Effective Tax Rate	NM	NM	NM	(18.99)	NM
Net Yield on Invested Assets	0.67	0.98	1.51	2.34	2.94
Return on Average Equity	(8.59)	(2.68)	(8.89)	5.58	(3.35)
Return on Average Assets	(3.46)	(1.15)	(3.72)	2.25	(1.40)

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Standard Mutual Insurance Company

Statutory Financial Data

As of or For the Years Ended December 31, 2010 to 2014

(Dollars in Thousands)

	For the Years Ended December 31,
	2014	2013	2012	2011	2010

Underwriting Revenue
Direct Premiums Written	$48,923	$45,923	$46,507	$50,787	$52,439
Personal P&C Direct Premiums	46,406	43,401	44,027	48,173	49,647
Commercial P&C Direct Premiums	2,517	2,522	2,479	2,614	2,792

Net Reinsurance Premiums	(6,259)	(5,595)	(6,473)	(5,987)	(4,932)
Net Premiums Written	42,664	40,328	40,034	44,800	47,507
Change in Unearned Premiums Reserve	1,132	183	(922)	(895)	1,800
Net Premiums Earned	41,532	40,145	40,957	45,695	45,707

Underwriting Deductions
Net Losses Paid - Personal	23,497	23,689	25,147	26,317	26,663
Net Losses Paid - Commercial	631	642	751	749	1,119
Net Losses Paid	24,128	24,330	25,899	27,066	27,782
Net LAE Paid	5,664	5,495	6,131	6,085	5,568

Change in Loss Reserves - Personal	128	(2,007)	(441)	(1,533)	1,398
Change in Loss Reserves - Commercial	(231)	252	(112)	(194)	(214)
Change in LAE Reserves	(300)	(500)	(300)	700	0
Net Change in Loss and LAE Reserves	(403)	(2,256)	(853)	(1,027)	1,184

Losses and LAE Incurred	29,389	27,570	31,176	32,124	34,534
Other Underwriting Expense Incurred	16,231	15,099	14,381	14,998	15,116

Net Underwriting Gain (Loss)	(4,087)	(2,523)	(4,600)	(1,428)	(3,943)

Investment Income
Net Investment Income (Loss)	362	563	912	1,470	1,831
Net Realized Capital Gains	750	507	243	753	378

Other Income
Finance Service Charges	511	521	579	653	618
All Other Income	(75)	(77)	(85)	(113)	(81)

Net Income
Net Income (Loss) Before Taxes	(2,538)	(1,010)	(2,951)	1,336	(1,196)
Federal Income Tax Expense (Benefit)	(386)	(263)	(416)	(254)	(223)
Net Income (Loss)	(2,152)	(747)	(2,535)	1,589	(973)

Change in Capital and Surplus
Capital and Surplus, Beginning of Period	$27,880	$28,400	$29,850	$28,500	$29,355
Net Income (Loss)	(2,152)	(747)	(2,535)	1,589	(973)
Net Unrealized Capital Gains (Losses)	(107)	183	400	(138)	(88)
Change in Surplus Notes	0	0	0	0	0
All Other Changes in Surplus	(1,525)	44	685	(102)	206

Capital and Surplus, End of Period	$24,095	$27,880	$28,400	$29,850	$28,500

III-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Standard Mutual Insurance Company

Statutory Financial Data

As of or For the Years Ended December 31, 2010 to 2014

(Dollars in Thousands)

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Operating Ratios (%)
Loss Ratio	57.85	56.23	61.88	55.45	63.37
Loss Adjustment Expense Ratio	12.91	12.44	14.24	14.85	12.18
Loss and LAE Ratio	70.76	68.68	76.12	70.30	75.55
Expense Ratio	38.04	37.44	35.92	33.48	31.82
Combined Ratio	108.80	106.11	112.04	103.78	107.37
Operating Ratio	107.93	104.71	109.81	100.56	103.37

Premium Analysis
Direct Premiums Written (DPW)	$48,923	$45,923	$46,507	$50,787	$52,439
Gross Premiums Written (GPW)	48,923	45,923	46,507	50,787	52,439
Net Premiums Written (NPW)	42,664	40,328	40,034	44,800	47,507
Annual Growth DPW (%)	6.53	(1.26)	(8.43)	(3.15)	12.48
Annual Growth GPW (%)	6.53	(1.26)	(8.43)	(3.15)	12.48
Annual Growth NPW (%)	5.79	0.73	(10.64)	(5.70)	12.81

DPW by Line of Business (%)
Major Segment - Personal (est.)	94.85	94.51	94.67	94.85	94.68
Major Segment - Commercial (est.)	5.15	5.49	5.33	5.15	5.32

Home / Farmowners Multi-peril	42.46	42.20	40.76	37.46	36.39
Private Automobile (est.)	52.39	52.31	53.91	57.40	58.29
Fire and Allied Lines Combined	2.19	2.33	2.22	1.99	1.93
Commercial Multi-Peril Combined	1.63	1.76	1.72	1.75	1.94

Loss and LAE Ratio by Line of Business (%)
Major Segment - Personal (est.)	72.58	69.18	77.40	71.53	76.01
Major Segment - Commercial (est.)	29.16	57.70	47.65	42.31	65.96

Home / Farmowners Multi-Peril	63.57	72.19	88.66	83.78	74.72
Private Automobile (est.)	78.52	67.17	70.80	65.08	76.71
Fire and Allied Lines Combined	49.16	89.21	79.00	51.25	54.84
Commercial Multi-Peril Combined	5.26	24.42	33.76	19.79	64.15

Combined Ratio by Line of Business (%)
Major Segment - Personal (est.)	110.39	106.38	113.13	104.81	107.66
Major Segment - Commercial (est.)	72.78	100.23	88.06	80.41	101.57

Home / Farmowners Multi-Peril	105.98	113.84	129.75	121.63	109.59
Private Automobile (est.)	113.24	101.35	103.23	95.87	106.59
Fire and Allied Lines Combined	92.48	131.18	119.42	89.28	89.97
Commercial Multi-Peril Combined	48.55	67.29	74.71	58.54	100.80

III-6

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)

Standard Mutual Insurance Company

Statutory Financial Data

As of or For the Years Ended December 31, 2010 to 2014

(Dollars in Thousands)

	For the Years Ended December 31,
	2014	2013	2012	2011	2010
Investment Income
Net Investment Income	$362	$563	$912	$1,470	$1,831
Realized Capital Gains	750	507	243	753	378
Unrealized Capital Gains (Losses)	(107)	183	400	(138)	(88)

Investment Portfolio Composition (%)
Total Cash and Investments	$52,933	$56,132	$57,763	$62,804	$63,031
Bonds	82.78	84.35	82.78	89.11	90.81
Preferred Stocks	0.00	0.00	0.00	0.00	0.00
Common Stocks	0.00	0.18	0.03	0.03	0.00
Cash and Short-term Investments	17.22	14.96	17.19	10.86	9.19
Other Investments	0.00	0.51	0.00	0.00	0.00

Investment Yields by Type (%)
Net Yield on Invested Assets	0.67	0.98	1.51	2.34	2.94
Gross Yield - Bonds	1.91	2.31	2.76	3.54	4.21
Gross Yield - Common Stocks	2.57	1.52	2.14	2.12	9.22
Gross Yield - Cash and Short-term Investments	0.01	0.01	0.01	0.01	0.02

Bond Portfolio Composition (%)
Total Bonds	$48,243	$51,075	$55,014	$60,466	$60,232
U.S. Government	44.33	51.69	57.84	22.30	30.04
States, Territories and Possessions	3.68	4.02	4.41	2.31	1.35
Political Subdivisions	0.47	0.95	0.89	0.42	0.00
Special Revenue	22.05	10.03	10.67	3.13	2.28
Industrial	29.48	33.31	26.20	71.84	66.33

Bond Average Asset Quality (NAIC Des# 1-6)
Total Bonds	1.15	1.25	1.26	1.27	1.28
U.S. Government	1.00	1.00	1.00	1.00	1.00
States, Territories and Possessions	1.00	1.00	1.00	1.00	1.67
Political Subdivisions	1.00	1.00	1.00	1.00	NA
Special Revenue	1.00	1.00	1.06	1.23	1.00
Industrial	1.52	1.74	1.97	1.37	1.41

Bonds Rated 3 - 6 / Total Bonds (%)	4.11	6.30	7.36	6.91	6.78
Bonds Rated 3 - 6 / Capital and Surplus (%)	8.24	11.54	14.26	13.99	14.32

Equity Investments
Total Common Stock	$0	$102	$15	$16	$0
Total Preferred Stock	0	0	0	0	0

Other Investments
Total Mortgage Loans	$0	$0	$0	$0	$0
Total Real Estate	0	0	0	0	0

Source: SNL Financial, statutory financial data.

III-7

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

1347 Property Insurance Holdings	FL	80	22	49	0.45	60.40	60.40	23	0.55	29.7	56.2	85.9	(1.12)	(1.67)
Alleghany Corporation	NY	23,928	13,443	7,650	1.76	31.97	31.26	5,112	0.58	54.6	33.8	88.4	2.68	8.45
Allstate Corporation	IL	107,117	69,755	21,298	3.28	19.88	18.96	35,629	NA	70.6	26.3	96.9	2.43	11.87
American Financial Group, Inc.	OH	49,424	37,107	4,984	7.45	10.08	9.62	5,945	0.83	60.9	33.3	94.2	0.82	7.68
American International Group, Inc.	NY	509,987	267,370	104,642	2.56	20.52	NA	63,781	NA	64.8	34.6	99.4	1.37	6.63
AMERISAFE, Inc.	LA	1,534	943	473	1.99	30.82	30.82	409	0.84	61.6	22.6	84.2	4.04	13.20
AmTrust Financial Services, Inc.	NY	15,967	10,250	2,632	3.89	16.49	12.35	4,440	1.72	65.3	24.5	89.8	3.45	21.08
Atlas Financial Holdings, Inc.	IL	383	220	121	1.82	31.58	30.51	125	1.27	57.6	28.0	85.6	6.11	17.47
Baldwin & Lyons, Inc.	IN	1,126	541	405	1.34	36.01	NA	289	0.65	59.7	33.3	93.0	2.30	6.48
Berkshire Hathaway Inc.	NE	540,774	99,030	249,202	0.40	46.08	37.64	199,470	NA	78.3	18.2	96.5	3.49	7.53
Cincinnati Financial Corporation	OH	18,888	9,425	6,497	1.45	34.40	34.40	5,143	0.69	63.9	31.0	94.9	3.50	10.07
CNA Financial Corporation	IL	55,022	36,368	12,234	2.97	22.23	22.02	9,468	0.55	64.7	33.9	98.6	1.40	6.14
Conifer Holdings, Inc.	MI	164	77	51	1.50	31.26	30.31	64	1.46	57.4	41.0	98.4	(0.72)	(2.53)
Donegal Group Inc.	PA	1,519	1,002	437	2.29	28.77	28.46	614	1.44	65.2	33.5	98.7	1.80	6.33
EMC Insurance Group Inc.	IA	1,520	922	515	1.79	33.91	33.86	611	1.14	62.8	31.7	94.5	3.17	9.41
Employers Holdings, Inc.	NV	3,811	2,696	715	3.77	18.75	17.78	753	0.99	63.0	32.7	95.7	2.31	12.83
Erie Indemnity Company	PA	18,069	8,807	8,162	1.08	45.17	NA	6,252	NA	71.1	28.7	99.8	3.90	8.69
Federated National Holding Co.	FL	601	332	231	1.44	38.50	38.50	206	0.85	50.1	NA	NA	7.43	19.55
First Acceptance Corporation	TN	387	191	107	1.79	27.59	26.65	289	NA	79.2	20.4	99.6	7.46	25.14
Hallmark Financial Services, Inc.	TX	1,042	658	262	2.51	25.18	20.53	358	1.39	66.1	28.4	94.5	1.89	7.46
Hanover Insurance Group, Inc.	MA	14,145	9,328	2,909	3.21	20.56	19.51	5,147	1.67	62.8	33.6	96.4	2.30	11.27
HCI Group, Inc.	FL	702	288	226	1.28	32.17	32.17	293	1.60	25.1	28.5	53.5	12.21	39.53
Heritage Insurance Holdings, Inc.	FL	854	328	312	1.05	36.54	36.54	348	1.34	33.8	24.7	58.5	13.64	32.69
Horace Mann Educators Corp.	IL	9,970	6,140	1,307	4.70	13.11	12.69	1,073	0.93	70.9	26.1	97.0	1.08	7.95
Infinity Property and Casualty Corp.	AL	2,465	1,334	703	1.90	28.50	26.25	1,474	1.99	77.1	18.7	95.8	2.52	8.76
Kingstone Companies, Inc.	NY	142	87	42	2.06	29.50	28.50	59	1.30	55.7	27.2	82.9	4.76	15.99
Loews Corporation	NY	78,015	36,368	24,332	1.49	31.19	30.86	13,957	NA	64.7	33.9	98.6	1.09	3.46
Markel Corporation	VA	25,366	14,057	7,750	1.81	30.55	25.52	5,242	0.50	51.7	37.9	90.0	1.91	6.40
Mercury General Corporation	CA	4,586	2,141	1,848	1.16	40.29	39.27	2,913	1.53	71.3	27.5	98.8	1.00	2.44

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 (continued)

Financial Performance Data for Public Property and Casualty Insurance Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./ Equity (x)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Prem. Written/ Avg.Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

National General Holdings Corp.	NY	4,708	2,499	1,297	1.93	27.55	21.08	2,123	1.66	62.6	29.9	92.5	2.89	11.16
National Interstate Corporation	OH	1,869	1,261	368	3.43	19.67	19.34	605	1.58	78.9	20.5	99.4	1.56	7.56
National Security Group, Inc.	AL	146	77	44	1.77	29.78	29.78	64	1.42	NA	NA	NA	4.54	15.77
Navigators Group, Inc.	CT	4,541	2,988	1,054	2.84	23.20	23.08	1,040	0.98	56.9	35.9	92.8	2.13	9.35
Old Republic International Corp.	IL	17,277	11,133	3,937	2.83	22.79	NA	5,506	NA	47.7	47.7	95.4	2.07	8.97
ProAssurance Corporation	AL	5,001	2,397	2,057	1.17	41.13	37.28	833	0.32	60.2	30.2	90.4	3.28	7.75
Progressive Corporation	OH	29,304	16,343	7,360	2.22	25.12	22.47	20,101	2.79	72.3	20.3	92.6	5.02	18.91
RLI Corp.	IL	2,815	1,573	868	1.81	30.83	29.01	801	0.80	42.6	42.0	84.6	4.88	15.68
Safety Insurance Group, Inc.	MA	1,725	977	646	1.51	37.48	37.48	790	1.07	97.4	28.6	126.0	(0.61)	(1.50)
Selective Insurance Group, Inc.	NJ	6,784	4,713	1,310	3.60	19.31	19.22	2,065	1.54	59.7	34.6	94.3	2.54	13.09
State Auto Financial Corporation	OH	2,801	1,655	878	1.89	31.33	31.29	1,259	1.47	66.9	33.4	100.3	3.87	12.06
State National Companies, Inc.	TX	2,234	1,814	258	7.02	11.57	11.32	176	0.45	NA	NA	NA	1.54	13.30
Travelers Companies, Inc.	MN	101,664	65,459	24,121	2.71	23.73	20.70	27,001	0.96	58.2	31.7	89.9	3.48	14.43
Trupanion, Inc.	WA	75	6	52	0.11	69.22	67.09	131	NA	NA	NA	NA	(26.45)	(48.93)
Unico American Corporation	CA	137	63	72	0.87	52.21	52.21	32	NA	67.0	22.0	89.0	(0.22)	(0.42)
United Fire Group, Inc.	IA	3,891	2,820	832	3.39	21.38	20.85	981	1.11	64.1	29.7	93.8	1.92	8.95
United Insurance Holdings Corp.	FL	790	340	219	1.55	27.79	27.40	313	1.52	60.9	39.5	100.4	4.06	12.52
Universal Insurance Holdings, Inc.	FL	1,047	568	255	2.22	24.38	NA	435	2.47	35.4	NA	NA	9.36	42.16
W. R. Berkley Corporation	CT	21,690	13,813	4,536	3.04	20.91	20.36	7,159	1.31	60.9	33.1	94.0	2.49	11.65
White Mountains Insurance Group	NH	10,429	4,143	4,459	0.93	42.75	40.73	2,523	0.46	53.7	35.2	88.9	1.58	3.88

Overall P&C Insurance Group Median		3,811	2,141	868	1.89	29.50	28.48	981	1.20	62.7	31.4	94.4	2.49	9.35
Overall P&C Insurance Group Mean		34,827	15,589	10,504	2.27	30.08	28.77	9,049	1.19	61.0	31.0	92.8	2.62	10.34

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Market Valuation Data for Public Property and Casualty Insurance Companies

Company	Ticker	Exchange	State	Closing Price 9/25/15 ($)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ 2015 Est. EPS (x)	Price/ LTM Rev. (x)	Price/ Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)

1347 Property Insurance Holdings	PIH	NASDAQ	FL	7.29	45	95.0	95.0	NM	NA	NA	1.98	56.32	0.00	(5.93)
Alleghany Corporation	Y	NYSE	NY	468.16	7,476	97.9	101.2	11.93	14.08	16.60	1.46	31.24	0.00	11.44
Allstate Corporation	ALL	NYSE	IL	58.99	23,619	121.7	129.8	9.97	11.34	12.23	0.66	22.05	2.03	(3.44)
American Financial Group, Inc.	AFG	NYSE	OH	69.52	6,091	126.7	133.8	15.55	13.17	12.62	1.02	12.32	1.61	19.49
American International Group, Inc.	AIG	NYSE	NY	57.54	74,450	72.2	NA	11.33	12.06	11.37	1.17	14.60	1.95	6.24
AMERISAFE, Inc.	AMSF	NASDAQ	LA	50.26	955	202.1	202.1	16.01	15.61	14.67	2.34	62.28	1.19	30.07
AmTrust Financial Services, Inc.	AFSI	NASDAQ	NY	62.05	5,130	258.0	415.5	11.20	10.07	10.85	1.16	32.13	1.93	61.21
Atlas Financial Holdings, Inc.	AFH	NASDAQ	IL	17.60	208	185.2	195.3	11.43	NA	14.93	1.66	54.37	0.00	25.89
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	22.02	334	81.6	82.3	12.66	14.58	12.52	1.16	29.69	4.54	(12.17)
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	194,620	319,692	130.0	185.1	17.81	19.01	18.35	1.60	59.12	0.00	(5.52)
Cincinnati Financial Corporation	CINF	NASDAQ	OH	53.46	8,772	134.9	134.9	13.50	16.92	18.16	1.71	46.44	3.44	13.82
CNA Financial Corporation	CNA	NYSE	IL	34.92	9,437	77.1	78.1	12.08	12.65	11.45	1.00	17.15	2.86	(7.74)
Conifer Holdings, Inc.	CNFR	NASDAQ	MI	9.91	76	89.5	94.2	NM	NA	13.77	NA	NA	NA	NA
Donegal Group Inc.	DGICA	NASDAQ	PA	13.90	431	89.0	90.4	14.44	15.44	12.16	0.70	28.38	3.88	(8.19)
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	23.17	479	92.8	93.0	10.02	10.68	11.42	0.78	31.51	2.93	21.39
Employers Holdings, Inc.	EIG	NYSE	NV	22.39	717	100.4	107.1	8.26	NA	12.92	0.95	18.82	1.07	14.94
Erie Indemnity Company	ERIE	NASDAQ	PA	81.45	3,762	581.8	NA	25.53	25.53	23.71	0.60	20.82	3.34	7.67
Federated National Holding Co.	FNHC	NASDAQ	FL	22.09	314	142.1	142.1	7.95	8.46	9.80	1.53	52.29	0.91	(8.00)
First Acceptance Corporation	FAC	NYSE	TN	2.76	113	106.1	111.3	4.60	NA	NA	0.39	29.27	0.00	4.55
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	11.31	217	83.0	108.1	11.54	13.46	12.53	0.61	20.85	0.00	11.32
Hanover Insurance Group, Inc.	THG	NYSE	MA	78.96	3,489	119.2	127.2	11.09	13.95	13.42	0.68	24.67	2.08	28.49
HCI Group, Inc.	HCI	NYSE	FL	38.31	417	174.2	174.2	5.74	NA	6.52	1.42	59.42	3.13	5.60
Heritage Insurance Holdings, Inc.	HRTG	NYSE	FL	18.64	559	179.1	179.1	6.56	NA	6.51	1.61	65.48	0.00	34.49
Horace Mann Educators Corp.	HMN	NYSE	IL	34.55	1,422	108.9	113.0	13.82	14.96	14.86	1.33	14.27	2.89	20.51
Infinity Property and Casualty Corp.	IPCC	NASDAQ	AL	81.40	927	132.4	148.3	15.39	15.96	18.44	0.63	37.59	2.11	25.81
Kingstone Companies, Inc.	KINS	NASDAQ	NY	8.71	64	152.0	159.6	10.01	10.25	9.47	1.08	44.84	2.30	10.25
Loews Corporation	L	NYSE	NY	35.97	13,060	69.3	70.7	19.44	20.91	15.19	0.94	16.74	0.70	(13.93)
Markel Corporation	MKL	NYSE	VA	807.99	11,274	145.6	187.0	24.08	25.45	24.51	2.15	44.45	0.00	27.73
Mercury General Corporation	MCY	NYSE	CA	51.15	2,822	152.7	159.3	61.63	26.78	22.09	0.97	61.52	4.83	5.73

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 (continued)

Market Valuation Data for Public Property and Casualty Insurance Companies

Company	Ticker	Exchange	State	Closing Price 9/25/15 ($)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ 2015 Est. EPS (x)	Price/ LTM Rev. (x)	Price/ Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)

National General Holdings Corp.	NGHC	NASDAQ	NY	19.73	2,076	172.9	270.6	16.04	13.07	12.87	0.98	44.09	0.41	16.88
National Interstate Corporation	NATL	NASDAQ	OH	26.43	524	142.6	145.6	19.15	21.31	19.15	0.87	28.05	1.97	(4.52)
National Security Group, Inc.	NSEC	NASDAQ	AL	15.61	39	89.9	89.9	5.91	5.98	NA	0.61	26.77	1.02	29.22
Navigators Group, Inc.	NAVG	NASDAQ	CT	79.60	1,146	108.8	109.5	12.21	13.70	14.19	1.10	25.24	0.00	29.43
Old Republic International Corp.	ORI	NYSE	IL	15.80	4,129	104.9	NA	12.64	14.36	13.51	0.75	23.90	4.68	10.10
ProAssurance Corporation	PRA	NYSE	AL	49.66	2,665	130.4	153.3	16.66	16.72	18.60	3.20	53.29	2.50	11.55
Progressive Corporation	PGR	NYSE	OH	30.67	17,942	244.3	282.6	13.63	14.96	15.57	0.89	61.23	2.24	21.18
RLI Corp.	RLI	NYSE	IL	54.63	2,362	272.1	296.8	17.34	20.54	22.47	2.95	83.89	1.39	25.38
Safety Insurance Group, Inc.	SAFT	NASDAQ	MA	55.20	833	128.9	128.9	NM	NM	NA	1.05	48.31	5.07	2.47
Selective Insurance Group, Inc.	SIGI	NASDAQ	NJ	31.69	1,810	138.1	138.9	10.85	12.28	13.36	0.88	26.68	1.77	40.66
State Auto Financial Corporation	STFC	NASDAQ	OH	23.93	986	112.1	112.3	9.50	10.40	16.47	0.78	35.23	1.67	14.88
State National Companies, Inc.	SNC	NASDAQ	TX	8.68	386	149.4	153.2	11.89	NA	9.15	2.19	17.28	2.76	NA
Travelers Companies, Inc.	TRV	NYSE	MN	99.91	31,093	128.9	153.6	9.18	9.31	10.15	1.15	30.58	2.44	6.63
Trupanion, Inc.	TRUP	NYSE	WA	8.25	233	451.1	497.5	NM	NA	NA	1.78	312.44	0.00	(0.48)
Unico American Corporation	UNAM	NASDAQ	CA	10.55	56	78.7	78.7	NM	NM	NA	1.79	41.11	0.00	(12.81)
United Fire Group, Inc.	UFCS	NASDAQ	IA	35.31	885	106.3	109.7	12.09	12.52	13.19	0.90	22.74	2.49	25.04
United Insurance Holdings Corp.	UIHC	NASDAQ	FL	12.76	275	125.2	127.6	10.46	NA	15.18	0.88	34.79	1.57	(2.22)
Universal Insurance Holdings, Inc.	UVE	NYSE	FL	27.94	998	390.8	414.8	11.13	NA	10.90	2.29	95.30	1.72	126.79
W. R. Berkley Corporation	WRB	NYSE	CT	54.40	6,711	148.0	153.1	13.30	16.00	15.81	0.94	30.94	0.88	13.83
White Mountains Insurance Group	WTM	NYSE	NH	758.00	4,518	113.7	124.8	21.69	NA	49.13	1.79	43.32	0.13	21.84

Overall P&C Insurance Group Median				NA	998	128.9	134.4	12.09	14.08	13.51	1.07	31.82	1.74	11.55
Overall P&C Insurance Group Mean				NA	11,756	151.8	160.0	14.03	14.93	15.13	1.27	43.62	1.76	14.84

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1

Pro Forma Assumptions for Conversion Valuation

1.	The initial offering price is $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.	The net offering proceeds are invested to yield a return of 1.01%, which represents the yield on a three-year U.S. Treasury bond as of June 30, 2015. The effective income tax rate was assumed to be 35.0%, resulting in a net after-tax yield of 0.66%.

4.	Expenses attributable to the stock offering are estimated to be 6.25% of the gross proceeds at the valuation midpoint and approximate $1.5 million.

5.	The pro forma earnings calculation is based on the historically reported net income of the Company for the corresponding period.

6.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

7.	The calculation of tangible equity excludes any intangible assets from total equity.

8.	The calculation of operating income excludes the after-tax impact of net realized securities gains (or losses) and any extraordinary items.

V-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-2

Pro Forma Conversion Valuation Range

Standard Mutual Insurance Company

Historical Financial Data as of June 30, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares offered	2,040,000	2,400,000	2,760,000
Offering price	$10.00	$10.00	$10.00
Gross offering proceeds	$20,400	$24,000	$27,600
Less: estimated expenses	(1,500)	(1,500)	(1,500)

Net offering proceeds	$18,900	$22,500	$26,100
Net Income:
LTM ended June 30, 2015	$(1,856)	$(1,856)	$(1,856)
Pro forma income on net proceeds	125	149	172

Pro forma net income	$(1,731)	$(1,707)	$(1,684)

Pro forma earnings per share	($0.85)	($0.71)	($0.61)
Operating Income:
LTM ended June 30, 2015	$(2,734)	$(2,734)	$(2,734)
Pro forma income on net proceeds	125	149	172

Pro forma operating income	$(2,609)	$(2,585)	$(2,562)

Pro forma operating earnings per share	($1.28)	($1.08)	($0.93)
Total Revenue:
LTM ended June 30, 2015	$45,377	$45,377	$45,377
Pro forma revenue on net proceeds, pre-tax	191	227	264

Pro forma total revenue	$45,568	$45,604	$45,641
Total Equity:
As of June 30, 2015	$21,331	$21,331	$21,331
Net offering proceeds	18,900	22,500	26,100

Pro forma total equity	$40,231	$43,831	$47,431

Pro forma book value per share	$19.72	$18.26	$17.19
Tangible Equity:
As of June 30, 2015	$21,331	$21,331	$21,331
Net offering proceeds	18,900	22,500	26,100

Pro forma tangible equity	$40,231	$43,831	$47,431

Pro forma tangible book value per share	$19.72	$18.26	$17.19
Total Assets:
As of June 30, 2015	$67,365	$67,365	$67,365
Net offering proceeds	18,900	22,500	26,100

Pro forma total assets	$86,265	$89,865	$93,465
Pro Forma Ratios:
Price / LTM EPS	NM	NM	NM
Price / Operating EPS	NM	NM	NM
Price / LTM Revenue	0.45	0.53	0.60
Price / Book Value	50.71%	54.76%	58.19%
Price / Tangible Book Value	50.71%	54.76%	58.19%
Price / Total Assets	23.65%	26.71%	29.53%
Total Equity / Assets	46.64%	48.77%	50.75%
Tangible Equity / Assets	46.64%	48.77%	50.75%

V-2